SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

SENSIENT TECHNOLOGIES CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[LOGO]

March 13, 2009

Dear Fellow Shareholder:

You are invited to attend the Annual Meeting of Shareholders of Sensient Technologies Corporation. The meeting will be held on Thursday, April 23, 2009, at 2:00 p.m., Central Time, at the Trump International Hotel, 401 North Wabash Avenue, Chicago, Illinois.

We hope that you will be able to join us at the meeting to review the year and take a look at what the future holds for our company. In addition, the business to be transacted is: (i) to elect eight directors of the Company as described in the accompanying Proxy Statement; (ii) to consider and act upon a proposal to amend and approve the Amended and Restated Sensient Technologies Corporation Incentive Compensation Plan for Elected Corporate Officers; (iii) to ratify the appointment of Ernst & Young LLP, certified public accountants, as the independent auditors of the Company for 2009; and (iv) to transact such other business as may properly come before the meeting or any adjournment thereof.

Whether or not you plan to attend, it is important that you exercise your right to vote as a shareholder. Please indicate your vote on the enclosed proxy card and return it promptly using the envelope provided or vote by telephone or by Internet according to the instructions on the enclosed proxy card. Be assured that your votes are completely confidential.

On behalf of the officers and directors of the Company, we want to thank you for your continued support and confidence.

Sincerely,

/s/ Kenneth P. Manning
Kenneth P. Manning
Chairman and Chief Executive Officer

Enclosures

SENSIENT TECHNOLOGIES CORPORATION

777 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

Notice of Annual Meeting

To Be Held April 23, 2009

To the Shareholders of

Sensient Technologies Corporation:

NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Shareholders (“Meeting”) of Sensient Technologies Corporation, a Wisconsin corporation (“Company”), will be held at the Trump International Hotel, 401 North Wabash Avenue, Chicago, Illinois on Thursday, April 23, 2009, at 2:00 p.m., Central Time, for the following purposes:

1.	To elect eight directors of the Company as described in the accompanying Proxy Statement.

2.	To consider and act upon a proposal to amend and approve the Amended and Restated Sensient Technologies Corporation Incentive Compensation Plan for Elected Corporate Officers.

3.	To ratify the appointment of Ernst & Young LLP, certified public accountants, as the independent auditors of the Company for 2009.

4.	To transact such other business as may properly come before the Meeting or any adjournments thereof.

Important Notice Regarding the Internet Availability of Proxy Materials for the Shareholder Meeting
to Be Held on April 23, 2009

The Proxy Statement and Notice of Annual Meeting and the 2008 Annual Report are available on our web site at http://www.sensient-tech.com/financial/annualreport_and_proxy.htm.

The Board of Directors has fixed the close of business on February 27, 2009 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Meeting and any adjournments thereof.

We encourage you to attend the Meeting and vote your shares in person. However, whether or not you are able to attend the Meeting, please complete the enclosed proxy and return it promptly using the envelope provided or vote by telephone or by Internet according to the instructions on the enclosed proxy card, so that your shares will be represented at the Meeting. You may revoke your proxy at any time before it is actually voted by notice in writing to the undersigned or by attending the Meeting and voting in person. Your attention is directed to the attached proxy statement and accompanying proxy.

For directions to the meeting site, contact the Company’s Secretary at (414) 271-6755. Shareholders of record who wish to vote in person may do so at the meeting.

On Behalf of the Board of Directors

John L. Hammond
Secretary

Milwaukee, Wisconsin

March 13, 2009

SENSIENT TECHNOLOGIES CORPORATION

777 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

(414) 271-6755

PROXY STATEMENT

for

ANNUAL MEETING OF SHAREHOLDERS

to be held on

April 23, 2009

GENERAL

This proxy statement and accompanying proxy are first being furnished to the shareholders of Sensient Technologies Corporation, a Wisconsin corporation (“Company”), beginning on or about March 13, 2009, in connection with the solicitation by the Board of Directors of the Company (“Board”) of proxies for use at the Company’s 2009 Annual Meeting of Shareholders to be held at the Trump International Hotel, 401 North Wabash Avenue, Chicago, Illinois on Thursday, April 23, 2009, at 2:00 p.m., Central Time, and at any adjournments thereof (“Meeting”), for the purposes set forth in the attached Notice of Annual Meeting and in this proxy statement.

Accompanying this proxy statement are a Notice of Annual Meeting and a form of proxy solicited by the Board for the Meeting. The Proxy Statement and Notice of Annual Meeting and the 2008 Annual Report are also available on our web site at http://www.sensient-tech.com/financial/annualreport_and_proxy.htm. The Annual Report to Shareholders, which also accompanies this proxy statement, contains financial statements for the three years ended December 31, 2008, and certain other information concerning the Company. The Annual Report and financial statements are neither a part of this proxy statement nor incorporated herein by reference.

Only holders of record of the Company’s Common Stock (“Common Stock”) as of the close of business on February 27, 2009, are entitled to notice of, and to vote at, the Meeting. On that date, the Company had 48,657,382 shares of Common Stock outstanding, each of which is entitled to one vote on each proposal submitted for shareholder consideration at the Meeting.

A proxy, in the enclosed form, which is properly executed, duly returned to the Company or its authorized representatives or agents and not revoked or which has been properly voted by telephone or by Internet according to the instructions on the enclosed proxy card and not revoked will be voted in accordance with the shareholder’s instructions contained in the proxy. If no instructions are indicated on the proxy, the shares represented thereby will be voted as follows:

—	FOR the Board’s eight nominees for director;

—	FOR approval of the proposal to amend and approve the Amended and Restated Sensient Technologies Corporation Incentive Compensation Plan for Elected Corporate Officers;

—	FOR ratification of the Board’s appointment of Ernst & Young LLP as the Company’s independent auditors for 2009; and

—	On such other matters that may properly come before the Meeting in accordance with the best judgment of the individual proxies named in the proxy.

Any shareholder giving a proxy may revoke it at any time before it is exercised at the Meeting by delivering written notice thereof to the Secretary of the Company. Any shareholder attending the Meeting may vote in person whether or not the shareholder has previously filed a proxy. Presence at the Meeting by a shareholder who has signed a proxy does not in itself revoke the proxy. The shares represented by all properly executed proxies received prior to the Meeting and not revoked will be voted as directed by the shareholders.

The cost of soliciting proxies will be borne by the Company. Proxies may be solicited by directors, officers or employees of the Company in person, by telephone or by telegram. The Company will use the services of D. F. King & Co., Inc., New York, New York, to aid in the solicitation of proxies. Their charges will be $8,000 plus reasonable expenses. The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses in sending proxy materials to the beneficial owners.

ITEM 1.

ELECTION OF DIRECTORS

The Board of Directors currently consists of nine members who are all elected each year for one-year terms. All of the nominees are currently directors of the Company. The Board has renominated Messrs. Brown, Croft, Hickey, Manning and Salmon, Dr. Clydesdale, Dr. Wedral and Ms. Whitelaw. The Board wishes to thank Mr. Edmonds, who is not a nominee for re-election, for his years of service to the Company as an officer and director.

It is intended that the persons named as proxies in the accompanying proxy will vote FOR the election of the Board’s eight nominees. If any nominee should become unable to serve as a director prior to the Meeting, the shares represented by proxies otherwise voted in favor of the Board’s eight nominees or which do not contain any instructions will be voted FOR the election of such other person as the Board may recommend.

Under Wisconsin law, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election, assuming a quorum is present. For this purpose, “plurality” means that the individuals receiving the largest number of votes are elected as directors, up to the maximum number of directors to be chosen at the election. Therefore, any shares of Common Stock which are not voted on this matter at the Meeting (whether by abstention, broker nonvote or otherwise) will have no effect on the election of directors at the Meeting.

Pursuant to the Company’s Bylaws, written notice of other qualifying nominations by shareholders for election to the Board must have been received by the Secretary no later than 50 days before the meeting, or March 4, 2009. As no notice of any other nominations was received, no other nominations for election to the Board of Directors may be made by shareholders at the Meeting. We anticipate that the Board will amend the Bylaws prior to the Meeting to specify that the Board will consist of eight directors.

Set forth below is certain information about the Board’s nominees.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ALL NOMINEES. SHARES OF COMMON STOCK REPRESENTED AT THE MEETING BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR ALL NOMINEES.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

Name, Age and Committees		Position with Company or Other Occupation	Year First Elected Director
Hank Brown A, F, N	69	President Emeritus of the University of Colorado; holder of the Newton Endowed Chair in Leadership. President of the University of Colorado, from August, 2005 to March, 2008; President and Chief Executive Officer, The Daniels Fund, a charitable foundation, from July, 2002 to July, 2005; President of the University of Northern Colorado from July, 1998 to June, 2002; Director of Sealed Air Corporation, Delta Petroleum Corporation and Guaranty Bancorp.	2004

Dr. Fergus M. Clydesdale C, E, N, S	72	Distinguished University Professor, Department of Food Science, College of Food and Natural Resources and Director of the Food Science Policy Alliance at the University of Massachusetts—Amherst.	1998

A—Audit Committee	F—Finance Committee
C—Compensation and Development Committee	N—Nominating and Corporate Governance Committee
E—Executive Committee	S—Scientific Advisory Committee

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

Name, Age and Committees		Position with Company or Other Occupation	Year First Elected Director
James A.D. Croft A, C, E, S	71	Retired; Director of Richard Ellis Holdings Limited, property and investment consultants, until 1998; Chairman, Bartlodge, Ltd. since 1998.	1997

William V. Hickey A, E, F, N	64	President, Chief Executive Officer and Director of Sealed Air Corporation, a leading global manufacturer of a complementary line of protective, food and specialty packaging materials and systems; Director of Public Service Enterprise Group Incorporated.	1997

Kenneth P. Manning E, S	67	Chairman of the Board and Chief Executive Officer of the Company; Director of Badger Meter, Inc. and Sealed Air Corporation.	1989

A—Audit Committee	F—Finance Committee
C—Compensation and Development Committee	N—Nominating and Corporate Governance Committee
E—Executive Committee	S—Scientific Advisory Committee

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

Name, Age and Committees		Position with Company or Other Occupation	Year First Elected Director
Peter M. Salmon F, S	59	President, The International Food Network, Inc., an international provider of research and development services for food and beverage products.	2005

Dr. Elaine R. Wedral F, S	64	Retired; President of Nestle’s Research and Development, Worldwide Food Service Systems from 1988 to 2004; Director of Balchem Corporation.	2006

Essie Whitelaw C, N	61	Senior Vice President, Operations, Wisconsin Physician Services, a provider of health insurance and benefit plan administration, since 2001; President and Chief Operating Officer of Blue Cross & Blue Shield of Wisconsin, a comprehensive health insurer, to 2000.	1993

A—Audit Committee	F—Finance Committee
C—Compensation and Development Committee	N—Nominating and Corporate Governance Committee
E—Executive Committee	S—Scientific Advisory Committee

Except as noted, all nominees have held their current positions or otherwise have served in their respective positions with the listed organizations for more than five years. No director, nominee for director or executive officer had any material interest, direct or indirect, in any business transaction of the Company or any subsidiary since the beginning of 2008 nor does any director, nominee or executive officer have any material interest, direct or indirect, in any such proposed transaction, except that Sealed Air Corporation, of which Mr. Hickey is President & Chief Executive Officer, purchased $198,893 and $88,894 in colors from one or more units of the Company in 2008 and 2007, respectively. The Board has determined that all members of the Board, except Mr. Edmonds and Mr. Manning, are independent under the applicable rules of the New York Stock Exchange and the Securities and Exchange Commission (the “SEC”). See “Corporate Governance-Director Independence” below.

Corporate Governance

Board Meetings and Meeting Attendance

The Board of Directors met five times during 2008. Each director attended at least 75% of the meetings of the Board and the Board Committees on which he or she served that were held during the period in which he or she was a director in 2008. The Company’s Corporate Governance Guidelines provide that all directors are expected to attend the Annual Meeting of Shareholders. In 2008, all Board members attended the Annual Meeting of Shareholders.

Committees of the Board of Directors

Executive Committee

The Executive Committee of the Board of Directors, which currently consists of Messrs. Croft, Hickey and Manning and Dr. Clydesdale, met once in 2008. This Committee has the power and authority of the Board of Directors in directing the management of the business and affairs of the Company in the intervals between Board of Directors meetings, except to the extent limited by law, and reports its actions at regular meetings of the Board.

Audit Committee

The Audit Committee of the Board of Directors met nine times during 2008. Messrs. Brown, Croft and Hickey are the current members of the Audit Committee. All members of the Audit Committee meet the independence and experience requirements of the New York Stock Exchange and the SEC.

This Committee, among other things:

—	has sole responsibility to appoint, terminate, compensate and oversee the independent auditors of the Company and to approve any audit and permitted non-audit work by the independent auditors;

—

reviews the adequacy and appropriateness of the Company’s internal control structure and recommends improvements thereto, including management’s assessment of internal controls and the internal audit function and risk management activities in general;

—

reviews with the independent auditors their reports on the consolidated financial statements of the Company and the adequacy of the financial reporting process, including the selection of accounting policies;

—	reviews and discusses with management the Company’s practices regarding earnings press releases and the provision of financial information and earnings guidance to analysts and ratings agencies;

—

obtains and reviews an annual report of the independent auditor covering the independent auditor’s quality control, any inquiry or investigation by governmental or professional authorities within five years and independence;

—	sets hiring policies for employees or former employees of the independent auditor;

—	establishes procedures for receipt of complaints about accounting or auditing matters; and

—

reviews the adequacy and appropriateness of the various policies of the Company dealing with the principles governing performance of corporate activities. These policies, which are set forth in the Company’s Code of Conduct, include antitrust compliance, conflict of interest and business ethics.

The Board of Directors has adopted a written charter for the Audit Committee, which is incorporated in the Company’s Bylaws and posted on its website. The Audit Committee reviews and reassesses the adequacy of this charter at least annually. The Board has also adopted a Code of Ethics for Senior Financial Officers, as contemplated by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The Board has determined that Mr. Hickey is an audit committee financial expert in accordance with SEC rules. Any changes made to the Code of Ethics, and any waivers granted thereunder, will be posted and available on the Company’s website.

Compensation and Development Committee

The current members of the Compensation and Development Committee of the Board of Directors, which held five meetings during 2008, are Mr. Croft, Dr. Clydesdale and Ms. Whitelaw. Each member of the Committee satisfies New York Stock Exchange independence requirements.

Among the Committee’s responsibilities are:

—

to review and approve all compensation plans and programs (philosophy and guidelines) of the corporation and, in consultation with senior management, oversee the development and implementation of the corporation’s compensation program, including salary structure, base salary, short and long-term incentive compensation plans (such as restricted stock awards) and nonqualified benefit plans and programs, including fringe benefit programs;

—

to review and make recommendations to the Board of Directors with respect to all compensation arrangements and changes in the compensation of the officers appointed by the Board of Directors, including, without limitation (i) base salary, (ii) short and long-term incentive compensation plans and equity-based plans (including overseeing the administration of these plans and discharging any responsibilities imposed on the Committee by any of these plans); (iii) employment agreements, severance arrangements and change-in-control agreements/provisions, in each case as, when and if appropriate; and (iv) any special or supplemental benefits; and

—

at least annually, to review and approve corporate goals and objectives relevant to compensation of the Chief Executive Officer, evaluate the performance of the Chief Executive Officer in light of those goals and objectives, report the results of such evaluation to the Board of Directors and set the Chief Executive Officer’s compensation level based on this evaluation.

See “Compensation Discussion and Analysis” for an analysis of material Committee compensation policies and procedures and “Compensation and Development Committee Report” for the Committee’s report on 2008 executive compensation.

Finance Committee

The Finance Committee of the Board of Directors, which currently consists of Messrs. Brown, Hickey and Salmon and Dr. Wedral, held five meetings during 2008. Among other things, this Committee reviews and monitors the Company’s financial planning and structure to ensure conformity with the Company’s requirements for growth and fiscally sound operation, and also reviews and approves:

—	the Company’s annual capital budget, long-term financing plans, borrowings, notes and credit facilities, investments and commercial and investment banking relationships;

—	existing insurance programs, foreign currency management and the stock repurchase program;

—	the financial management and administrative operation of the Company’s qualified and nonqualified benefit plans; and

—	such other matters as may from time to time be delegated to the Committee by the Board or provided in the Bylaws.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors, which currently consists of Messrs. Brown and Hickey, Dr. Clydesdale and Ms. Whitelaw, met three times during 2008. Each member of the Committee satisfies New York Stock Exchange independence requirements.

Among other functions, this Committee:

—	studies and makes recommendations concerning the composition of the Board of Directors and its committee structure, and reviews the compensation of Board and Committee members;

—	recommends persons to be nominated by the Board of Directors for election as directors of the Company and to serve as proxies at the annual meeting of shareholders;

—	considers nominees recommended by shareholders;

—	assists the Board in its determination of the independence of each director;

—	develops corporate governance principles for the Company and reassesses such principles annually; and

—	oversees the system of corporate governance and the evaluation of the Board and management from a corporate governance standpoint.

The Committee identifies and recommends candidates it believes are qualified and suitable to serve as a director consistent with the criteria for selection of directors adopted by the Board. A copy of the Company’s Director Selection Criteria is attached as Appendix A to this proxy statement. Recommendations for Board candidates may be made to the Committee by the Company’s Chairman and Chief Executive Officer, other current Board members and Company shareholders. The Committee also from time to time utilizes the services of third-party search firms. Once appropriate candidates are identified, the Committee evaluates their qualifications to determine which candidate best meets the Company’s Director Selection Criteria, without regard to the source of the recommendation. Recommendations by shareholders for director nominees should be forwarded to the Secretary of the Company, who will relay such information to the Committee Chair. The recommendations should identify the proposed nominee by name, should describe every arrangement or understanding with such person and should provide at least the detailed information about the nominee that is required by SEC rules for the solicitation of proxies for election of directors. Shareholders should look to the information required pursuant to the Company’s Bylaws for shareholder nominations as a guide to the information required. Under the Company’s Bylaws, shareholders also have the right to directly nominate a person for election as a director so long as the advance notice and informational requirements contained in the Bylaws are satisfied. See the discussion under “Future Shareholder Proposals and Nominations” below.

Scientific Advisory Committee

The Scientific Advisory Committee of the Board of Directors, which currently consists of Drs. Clydesdale and Wedral and Messrs. Croft, Edmonds, Manning and Salmon, met twice during 2008.

Among other functions, this Committee:

—	reviews the Company’s research and development programs with respect to the quality and scope of work undertaken;

—	advises the Company on maintaining product leadership through technological innovation; and

—

reports on new technological trends and regulatory developments that would significantly affect the Company and suggests possible new emphases with respect to its research programs and new business opportunities.

Committee Charters and Other Governance Documents

Charters for the Audit, Compensation and Development, and Nominating and Corporate Governance Committees of the Company’s Board of Directors, as well as the Company’s Code of Conduct, Standards of Conduct for International Employees, Code of Ethics for Senior Financial Officers, and Corporate Governance Guidelines, are available on the Company’s website (www.sensient-tech.com), and are available in print to any shareholder upon request. If there are any amendments to the Code of Conduct, the Standards of Conduct, the Code of Ethics or the Corporate Governance Guidelines, or if waivers from any of them are granted for executive officers or directors, those amendments or waivers also will be posted on the Company’s website.

Executive Sessions of Independent Directors

The Company’s independent directors, who also constitute the non-management directors, meet at regularly scheduled executive sessions without management not less frequently than three times per year. The independent directors held three executive sessions during 2008. The responsibility for presiding at each meeting of independent directors is rotated among all independent members of the Board of Directors in alphabetical order.

Interested parties who wish to make their concerns known by communicating directly with the presiding independent director or with the independent directors or the Board as a group may do so in writing addressed to the attention of the Company Secretary. The Company’s Corporate Governance Guidelines provide that all such communications will be relayed by the Company Secretary to the appropriate independent director unless the content is obviously inappropriate for Board or independent director review.

Director Independence

The Company’s Corporate Governance Guidelines provide guidelines for determining whether a director is independent from management. For a director to be considered independent, the Board must make an affirmative determination that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The guidelines contain the following specific criteria, which reflect the currently applicable New York Stock Exchange rules, to assist the Board in determining whether a director has a material relationship with the Company. A director is not independent if:

—	The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company.

—

The director has received, or has an immediate family member who has received for service as an executive officer, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company (other than fees in connection with services as director or other non-contingent deferred compensation for prior service).

—

(A) The director is a current partner or employee of a firm that is the Company’s internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who personally works on the Company’s audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time.

—

The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company and any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

—

The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to or received payments from the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues.

In addition, the guidelines state that no director shall be independent unless he or she shall meet the requirements for independence under applicable securities laws. For purposes of determining independence, the “Company” includes any parent or subsidiary in a consolidated group with the Company.

Based on these criteria, the Board has affirmatively determined that Messrs. Brown, Croft, Hickey and Salmon, Drs. Clydesdale and Wedral and Ms. Whitelaw (who are all of the members of the Board except Messrs. Edmonds and Manning) are independent under the applicable rules of the New York Stock Exchange and the Securities and Exchange Commission and the Company’s independence criteria. In making this determination, the Board reviewed information provided by each of the directors to the Company. None of the directors identified as independent had any material relationship with the Company or its senior executive officers.

The Company has no relationships with any of the independent directors (other than as a director and a shareholder), except that Sealed Air Corporation, of which Mr. Hickey is President & Chief Executive Officer, purchased $198,893 and $88,894 in colors from one or more units of the Company in 2008 and 2007, respectively. The Board determined that this relationship did not impair Mr. Hickey’s independence.

Director Compensation and Benefits

Directors who are not employees of the Company are entitled to receive an annual retainer of $35,000 and fees of $1,500 for each Board and Committee meeting attended in addition to reimbursable expenses for such attendance. Each Committee chairperson is entitled to receive an additional $6,750 annually for serving in that capacity, except that the chairperson of the Audit Committee is instead entitled to receive $10,000 annually for serving in that capacity.

The Company has an unfunded retirement plan for non-employee directors who have completed at least one year of service with the Company as a director. The plan provides a benefit equal to the annual retainer for directors in effect at the time of the director’s departure from the Board. This benefit, payable only during the lifetime of the participant, continues for a period equal to the amount of time the individual was an active director. During the benefit period, the participant must be available to the Chairman of the Board for consultation.

The Company has a Directors’ Deferred Compensation Plan available to any director who is entitled to compensation as a Board member. Under this plan, the maximum amount that is eligible to be deferred is the total of all fees paid to the director by reason of his or her membership on the Board or any Committee thereof. The plan provides that directors may defer all or part of their director fees and the deferral may be in cash or Common Stock. The fees deferred in cash are credited to individual deferred compensation accounts which bear interest at the rate of 8.0% per annum. The amounts deferred pursuant to this plan will be paid either: (i) in a lump sum on January 31st of the calendar year following the year in which the director ceases to be a director or on January 31st of any year thereafter; or (ii) in five equal consecutive annual installments commencing on January 31st of the first calendar year after the director ceases to serve as a director. In the event of death, the balance in a director’s account will be paid in a lump sum to a designated beneficiary or to the director’s estate.

The Company has long maintained a Directors Stock Option Plan for any director who is not an employee of the Company. Until July 2008, the plan provided for each director to be granted options to purchase 2,000 shares of the Company’s common stock annually on May 1. The options have an exercise price equal to the market price of the Company’s stock on the date of grant and vest in increments of one-third of the total grant on each of the first, second, and third anniversaries of the date of grant. The plan was amended in July 2008 to provide that no further options will be granted under it.

The Company also has a Director Stock Plan for any director who is not an employee of the Company. Until July 2008, this plan provided for an annual grant of 900 shares of the Company’s common stock to each non-employee director on the Annual Meeting date. The shares vest in increments of one-third of the total grant on each of the first, second and third anniversaries of the date of grant. The plan was amended in July 2008 to provide that effective with the 2009 Annual Meeting of Shareholders, the annual grant will be for 1,300 shares.

Set forth below is a summary of the compensation paid to each non-employee director in fiscal 2008:

2008 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(4)	Option Awards ($)(2)(3)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)	Total ($)
H. Brown	$81,000	$22,276	$11,744	$22,000		$—	$137,200
Dr. F. M. Clydesdale	70,250	22,276	11,744	5,000		—	109,270
J. A. D. Croft	74,750	22,276	11,744	3,000		—	111,770
W. V. Hickey	84,500	22,276	11,744	5,000		—	123,520
P. M. Salmon	57,500	20,264	10,719	33,000		—	123,264
Dr. E. R. Wedral	57,500	20,264	10,719	30,000		—	118,483
E. Whitelaw	56,000	22,276	11,744	—	(5)	—	90,020	(5)

(1)	Includes annual retainer, meeting attendance and chairmanship fees.

(2)	The amounts in the table reflect the compensation expense recognized by the Company during 2008 for stock awards and option awards to the named director in 2005 to 2008. In December 2004, the Financial Accounting Standards Board issued SFAS No. 123(R), which requires us to recognize compensation expense for stock options and other stock-related awards granted to our employees and directors based on the estimated fair value of the equity awards at the time of grant. The compensation expense is required to be recognized over the vesting period. The requirements of SFAS No. 123(R) became effective beginning in the first quarter of fiscal 2006. The assumptions used to determine the valuation of the awards are discussed in footnote 5 to our consolidated financial statements. The 2008 restricted stock awards were made on April 24, 2008 and the 2008 option awards were made on May 1, 2008. The grant date fair value of the 2008 restricted stock award to each director was $30.58 per share, and the grant date fair value of the 2008 option award to each director was $6.77 per share.

(3)	The options have an exercise price equal to the market price of the Company’s stock on the date of grant and vest in increments of one-third of the total grant on each of the first, second, and third anniversaries of the date of grant.

(4)	Each non-employee director had the following equity awards outstanding as of the end of fiscal 2008:

	Option Awards	Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Shares of Stock That Have Not Vested (#)
H. Brown	10,000	1,800
Dr. F. M. Clydesdale	18,000	1,800
J. A. D. Croft	18,000	1,800
W. V. Hickey	18,000	1,800
P. M. Salmon	6,000	1,800
Dr. E. R. Wedral	6,000	1,800
E. Whitelaw	18,000	1,800

(5)	The change in pension value for Ms. Whitelaw is excluded from the table because it was negative $10,000.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board, the Audit Committee of the Board (the “Committee”) assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During 2008, the Committee met nine times. The Committee discussed the financial information contained in each quarterly earnings announcement and in each of the Company’s Forms 10-Q and 10-K with the Company’s Senior Vice President and Chief Financial Officer, its Vice President, Controller and Chief Accounting Officer and its independent auditors prior to release of the earnings announcement and prior to filing the Company’s Forms 10-Q and 10-K with the Securities and Exchange Commission, respectively. During each fiscal quarter of 2008, the procedures undertaken in connection with the Chief Executive Officer and Chief Financial Officer certifications for Forms 10-Q and 10-K were reviewed, including the Company’s disclosure controls and procedures and internal controls.

In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence and information required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence and discussed with the auditors any relationships that may impact their objectivity and independence. The Committee has also considered whether the provision of any non-audit services by the auditors is compatible with maintaining the auditors’ independence. The Committee is satisfied as to the auditors’ independence. The Committee also discussed with management, the Company’s Director, Internal Audit and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Committee reviewed the audit plans, audit scopes and identification of audit risks with both the independent auditor and the Director, Internal Audit.

The Committee discussed and reviewed with the independent auditors all communications required by the Public Company Accounting Oversight Board, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Committee also discussed the results of the internal audit examinations and met separately with the Company’s Director, Internal Audit.

Audit Fees

During the years ended December 31, 2008 and 2007, aggregate fees (including expenses) for the annual audit of the Company’s financial statements were approximately $2,564,200 and $2,352,500, respectively. Audit fees include fees for the audit of the Company’s consolidated financial statements, fees for statutory audits of foreign entities, fees for quarterly review services and fees related to the Company’s SEC filings.

Audit-Related Fees

During the years ended December 31, 2008 and 2007, aggregate fees (including expenses) for audit-related services provided by the independent auditors were approximately $72,000 and $69,800, respectively. Audit-related fees include fees for audits of the Company’s employee benefit plans and non-audit related accounting consultations.

Tax Fees

During the years ended December 31, 2008 and 2007, aggregate fees (including expenses) for tax services provided by the independent auditors were approximately $1,026,100 and $1,339,700, respectively. Tax services include tax compliance, tax advice and tax planning.

All Other Fees

No other fees were paid to the Company’s auditors in 2008 or 2007.

All of the services described above were approved by the Audit Committee. At its February 2009 meeting, the Committee reviewed and approved resolutions continuing the Company’s Audit Committee Pre-Approval Policy for a new twelve-month period. This policy provides that the Committee is required to pre-approve all audit and non-audit services performed by the independent auditor and specifies certain audit, audit-related and tax services that have general pre-approval for the next twelve months, subject to specified dollar limits. The policy also provides that any services by the independent auditor not generally pre-approved or above the specified dollar limits must be submitted for pre-approval by the Audit Committee. Pursuant to the resolutions and the policy, the Chairman of the Audit Committee has the authority to grant pre-approval when necessary, provided that such pre-approval is reported to the Committee at its next meeting.

The Committee reviewed the audited financial statements of the Company as of and for the year ended December 31, 2008, with management and the independent auditors. Management has the responsibility for the preparation of the Company’s financial statements and the independent auditors have the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent auditors, the Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission. As further discussed in Item 3, “Ratification of Appointment of Independent Auditors,” the Committee has appointed Ernst & Young LLP, subject to shareholder approval, to be the independent auditors for 2009 and the Board recommended that the shareholders ratify that appointment.

Date: February 5, 2009

Hank Brown,
Chairman

James A.D. Croft
William V. Hickey

PRINCIPAL SHAREHOLDERS

Management

The following table sets forth certain information as of February 10, 2009, regarding the beneficial ownership of Common Stock by each of the executive officers of the Company who is named in the Summary Compensation Table below (“named executive officers”), each director and nominee of the Company, and all of the directors and executive officers of the Company as a group. Except as otherwise indicated, all shares listed are owned with sole voting and investment power.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership and Percent of Class (1)(2)(3)(4)
Hank Brown	16,550
Dr. Fergus M. Clydesdale	23,079
Neil G. Cracknell	88,768
James A.D. Croft	32,701
Robert J. Edmonds	68,252
John L. Hammond	214,876
William V. Hickey	24,509
Richard F. Hobbs	323,214
Kenneth P. Manning	802,895
Peter M. Salmon	9,459
Dr. Elaine R. Wedral	4,826
Essie Whitelaw	22,020
All directors and executive officers as a group (17 persons)	1,951,040

(1)	Except for Mr. Manning, who beneficially owns 1.65% of the outstanding Common Stock, no director or named executive officer beneficially owns 1% or more of the Company’s Common Stock. The beneficial ownership of all directors and executive officers as a group represents 4.01% of the outstanding Common Stock. In each case this percentage is based upon the assumed exercise of that number of options which are included in the total number of shares shown (see Note (2), below).

(2)	Includes the following shares subject to stock options which are currently exercisable or exercisable within 60 days of February 10, 2009: Mr. Brown—6,000 shares; Mr. Cracknell—35,500 shares; Mr. Edmonds—3,000 shares; Mr. Hammond—101,500 shares; Mr. Hobbs—161,166 shares; Mr. Manning—415,000 shares; Mr. Salmon—2,000 shares; Dr. Wedral—2,000 shares; each of the other directors (Dr. Clydesdale, Messrs. Croft and Hickey and Ms. Whitelaw)—14,000 shares; and all directors and executive officers as a group—961,665 shares.

(3)	Includes 3,700 shares held by Mr. Brown’s wife, 1,500 shares held by Mr. Croft’s wife and 2,000 shares held by Mr. Manning’s wife.

(4)	Shares owned through Sensient’s Savings Plan stock fund and Sensient’s ESOP are held on a unitized basis. The numbers of shares held through these plans have been estimated based on the closing stock price of $23.25 on February 10, 2009.

Other Beneficial Owners

The following table sets forth information regarding beneficial ownership by those persons whom the Company believes to be beneficial owners of more than 5% of the Common Stock of the Company as of February 10, 2009, based solely on review of filings made with the Securities and Exchange Commission.

Name and Address of Beneficial Owner	Amount and Nature of Ownership	Percent of Class (1)
Barclays Global Investors, NA (2)	3,928,676	8.1%
GAMCO Investors, Inc. (3)	3,262,479	6.7%

(1)	All percentages are based on 48,623,862 shares of Common Stock outstanding as of February 10, 2009.

(2)	Barclays Global Investors, NA, Barclays Global Fund Advisors and Barclays Global Investors, Ltd, 400 Howard Street, San Francisco, CA 94105 jointly filed a Schedule 13G dated February 6, 2009, which reported that as of December 31, 2008 they held sole power to vote 3,445,862 shares and had sole dispositive power with respect to 3,928,676 shares of Common Stock. They stated that all of the shares are held in trust accounts for the economic benefit of beneficiaries of those accounts.

(3)	GAMCO Investors, Inc., One Corporate Center, Rye, NY 10580, filed a Schedule 13F-HR/A dated February 13, 2009, which reported that as of December 31, 2008 Gabelli Investors held sole dispositive power with respect to 3,262,479 shares of Common Stock. Its most recent report on Schedule 13D, dated August 19, 2008, indicated that GAMCO and its affiliates beneficially owned 3,520,772 shares as of that date, but did not have voting authority with respect to 86,300 of those shares.

COMPENSATION AND DEVELOPMENT COMMITTEE REPORT

The duties and responsibilities of the Compensation and Development Committee of the Board of Directors (the “Compensation Committee”) are set forth in a written charter adopted by the Board, as set forth on the Company’s website at www.sensient-tech.com. The Compensation Committee reviews and reassesses this charter annually and recommends any changes to the Board for approval.

As part of the exercise of its duties, the Compensation Committee has reviewed and discussed the following “Compensation Discussion and Analysis” contained in this proxy statement with management. Based upon that review and those discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be incorporated by reference in the Company’s annual report to shareholders on Form 10-K and included in this proxy statement.

James A.D. Croft, Chairman

Dr. Fergus M. Clydesdale

Essie Whitelaw

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview and Recent Changes to Executive Compensation Program

The pages below discuss the material elements of Sensient’s compensation program for its executive officers. We believe the following points may assist you in reviewing these disclosures and in understanding the Company’s executive compensation decisions for 2006, 2007 and 2008 and our ongoing compensation program for 2009 and future years.

Compensation for 2006, 2007 and 2008 is Tied to Strong Company Financial Performance.    Sensient achieved excellent financial results during 2006, 2007 and 2008. Those results contributed to increases in the Company’s stock price for the benefit of all of our shareholders during 2006 and 2007, and while our stock price declined in 2008 when the U.S. banking and financial markets fell sharply, we believe that our financial performance helped to limit the decline. As illustrated in the graph below, the total return to investors in Sensient’s stock during 2006, 2007 and 2008 has outpaced the returns earned by the S&P 400 Chemical Index, the S&P 400 Index, the S&P Specialty Chemical Index and our peer group, which is described below. The graph assumes a $100 investment is made on December 31, 2005 and reinvestment of dividends.

Our 2008 stock price and total return performance was the best among the nine companies in the S&P 400 Specialty Chemicals Index and the second best among the 16 companies in the S&P 400 Chemicals Index, ranking in approximately the top 20 percent among both our peer group described below and the S&P 400 as a whole. Sensient’s compensation program is intentionally designed to link executive and shareholder interests through equity-based compensation arrangements and to recognize individual contributions toward the achievement of corporate goals and objectives. As a result, a substantial portion of our executives’ compensation reflects the performance of Sensient’s stock. Our executive compensation for all three years reflects the Company’s performance well in excess of the earnings goals and certain other financial performance goals set in advance for those years in our annual cash incentive compensation plan.

Some Reported Compensation Exceeds Current Compensation Awards and Related Payments.    The Compensation and Development Committee of the Board of Directors (the “Compensation Committee” or the “Committee”) focuses primarily on granting awards or making payments with respect to an executive’s service for a given year, rather than upon the timing of the expense under the accounting rules and rather than the tax gross-up payments that may be required in the current year as a result of awards made in prior years. This is in contrast with some aspects of the proxy statement compensation disclosure rules, which are partially based on accounting rules and are impacted by current tax gross-up payments required by awards in earlier years, requiring us to include in the executive compensation tables for 2006, 2007 and (to a lesser extent) 2008 some significant amounts that are related to compensation awarded in prior years. For example, the required disclosures related to options and restricted stock awards focus upon compensation expense for accounting purposes rather than on the value of awards we actually made during a particular year. The amounts disclosed can exceed the value of the awards made to an executive with respect to the year in question, especially as the executive approaches the normal retirement age of 65. Mr. Manning attained age 65 in January 2007. As a result, an unusually large portion of our compensation expense related to restricted stock awards made to Mr. Manning over the past several years was required to be included in the 2006 and 2007 compensation amounts reported in this proxy statement. This multi-year expense number significantly exceeds the fair value of the equity awards actually made to him during those two years. Also, since restricted stock awards granted over a number of years vested when Mr. Manning reached age 65, the Company’s tax gross-up obligations with respect to those awards were triggered in 2007, resulting in substantial payments to cover his resulting tax obligations. Those obligations arose entirely from awards made prior to 2007. Awards for 2007 and 2008 did not include (and future awards will not include) the tax gross-up feature. Another prime example is that the portion of reported 2006, 2007 and 2008 compensation related to changes in pension values and deferred compensation earnings is directly related to the pension expense calculated for accounting purposes, rather than any amounts actually paid or earned in the current year.

Improvements to Our Compensation Design for 2007, 2008 and Future Years.    We made some significant revisions in the design of our compensation program for 2007, 2008 and future years. (1) We did not grant additional stock options to our executive officers in 2007 and 2008 and currently do not intend to grant stock options to our executives or directors in future years, relying instead on future awards of restricted stock. (2) Restricted stock awards granted in 2007 and 2008 did not and restricted stock awards for future years will not include the tax gross-up feature that has been included in our restricted stock awards for many years (although we will comply with our tax gross-up obligations under awards made in 2006 and prior years, if and when those obligations are triggered in the future). (3) The 2007, 2008 and 2009 awards under our annual cash incentive plan include increased earnings per share targets and also include targets for improved cash flow and return on invested capital as well as targets for the levels of working capital (for 2007 and 2008) or gross profit as a percentage of revenue (for 2009) and for selling, general and administrative expenses as a percentage of revenue. See page 32. We believe that these changes in our compensation program further our goal of aligning the interests of Sensient and its shareholders with our executives’ incentives in a way that enables us to attract and retain the best possible executive talent without creating incentives for our senior executive officers to take unnecessary and excessive risks that could threaten Sensient’s long-term value. These changes first applied in 2007, so they are not reflected in the disclosures for 2006 that are included in the tables in this proxy statement.

The Compensation Committee

The Compensation Committee is composed entirely of independent, non-employee directors, as determined using New York Stock Exchange listing standards. The Committee oversees Sensient’s executive compensation programs. See “Committees of the Board of Directors—Compensation and Development Committee” above for a description of the Committee’s responsibilities. This discussion and analysis is designed to assist your understanding of Sensient’s compensation objectives and philosophy, the Compensation Committee’s practices and the elements of total executive compensation.

Compensation Objectives and Philosophy

Sensient’s executive compensation program is designed:

—

to align Sensient’s interests with the interests of executives through an executive compensation program that recognizes individual contributions toward the achievement of corporate goals and objectives;

—	to link executive and shareholder interests through equity-based compensation arrangements;

—	to motivate these executives to successfully execute the Company’s business strategy;

—

to place Sensient’s base salaries and total target cash compensation between the 50th and 75th percentile for Sensient’s peer group and to place the target incentive compensation at approximately the 75th percentile for comparable positions at comparable companies, subject to adjustment as described below; and

—	to attract and retain the best possible executive talent.

We determine specific compensation levels for Sensient’s executive officers based on several factors, including:

—	achievement of specific financial targets;

—	each executive officer’s role and his or her experience and tenure in the position;

—	the relative importance of each position to Sensient’s operations;

—	the total compensation of executives who perform similar duties at other comparable companies;

—	the total salary and other compensation for the executive officer during the prior fiscal year;

—	how the executive officer may contribute to Sensient’s future success; and

—	other circumstances as appropriate.

The Committee intends that the compensation program both help the Company to attract and retain key executives and give executive officers an appropriate and meaningful incentive to achieve superior corporate and individual performance without undertaking unnecessary or excessive risks. As a general matter, aggregate compensation levels for Sensient’s executive officers generally are designed to fall at between the 50th and the 75th percentile for comparable positions reflected in the Comparable Company Data, using regression analysis for the survey data because of differences in size between the comparable companies and the Company, assuming the executive and Company achieve (but do not significantly exceed) the “target” level of financial and other performance goals set in advance by the Company (see page 32 regarding recent targets). Sensient intends that the executive officers should have an opportunity through the incentive compensation plan to earn compensation at approximately the 75th percentile through performance that materially exceeds the “target” performance goals. This is only a general guideline, and actual aggregate compensation awarded to our named executive officers for 2006, 2007 and 2008 was close to the 75th percentile of the Comparable Company data due to their experience levels, tenure and contributions, and the achievement of the maximum incentive compensation (because performance was well in excess of the “target” levels for each of those years despite the U.S. economic downturn during 2008). The “Compensation Committee Practices” section below includes a description of the Comparable Company Data. Each material element of compensation is discussed further below.

The executive compensation program ties a significant portion of executive compensation to the Company’s success in meeting specified financial goals and objectives. The Committee also considers other compensation and amounts payable to executive officers. This other compensation includes retirement compensation and potential payments in a situation involving a change of control of the Company. Retirement compensation is intended both to recognize, over the long term, services rendered to the Company as well as the practice that employers provide employees with retirement benefits. The supplemental retirement arrangements adopted by the Company also reflect a decision that limitations on covered compensation and potential benefits which would apply under the Internal Revenue Code generally ought not limit the retirement benefits that would otherwise apply to the Company’s most highly compensated employees. We believe this is a common practice among companies with whom we compete to attract and retain executive officers and that it is an important component of our executive recruitment and retention program.

The Committee also recognizes that situations involving a potential change in control of a company can be very disruptive to all of its employees, including executive officers. To help address the inherent potential conflict of interest between executive officers’ personal interests and other interests of a company and its shareholders, many companies provide key decision-making officers with agreements which will help protect them in the case of a change in control. Since 1988, the Company has had change of control agreements with its key executive officers. The Committee continues to believe these agreements remain important to the Company and therefore has continued them, although the Committee reviews them from time to time.

Finally, as with all companies, the Company provides various other benefits to its employees, including its executive officers. Many of these benefits, such as health insurance, are provided on the same basis to all salaried employees. In many respects, the types and amounts of those benefits have historically been driven by reference to the Company’s past practices. The Committee regularly reviews these and other benefits, including special benefits or “perks,” for executive officers.

Compensation Committee Practices

Each year the Committee conducts a review of the Company’s executive compensation program. Generally, the Committee begins its consideration of annual cash and long-term incentive compensation at its Fall meeting to preliminarily discuss related considerations and to receive and begin review of the Comparable Company Data discussed above. Final determinations of salaries, annual incentives and long-term incentive compensation awards are made at the Committee’s meeting in connection with the Board’s regular meeting in December. Generally, salary changes become effective on January 1 of the following year. Stock options (if any) and restricted stock awards are granted effective as of the December meeting date, and the stock options have an exercise price equal to the closing price of Sensient common stock on that date. We did not grant stock options to our executive officers during 2007 and 2008 (relying instead on awards of restricted stock) and we expect to continue that practice in the future.

As part of its annual review of the Company’s executive compensation program, the Committee retains a consultant who prepares a report comparing Sensient’s executive compensation to the most recent available compensation information regarding comparable executives at a group of corporations that the consultant and the Committee determine are comparable for this purpose and represent the Company’s competition for executive talent. We refer to the results of this annual assessment as the “Comparable Company Data.” It ordinarily includes information that is from the year prior to the date of the analysis.

Establishing an appropriate peer group for the Company has been challenging because Sensient has few direct competitors of similar size who are publicly traded in the United States. The colors and flavors and fragrances industries are highly fragmented geographically and are diversified among product lines. In light of these challenges, Sensient has determined the appropriate peer group by considering:

—	companies of comparable size (based primarily on revenues and secondarily on market capitalization);

—	companies with which it competes for business (primarily in the specialty chemicals industry);

—	companies with significant international operations; and

—	companies with generally consistent, strong financial performance.

In setting compensation for 2006 and 2007, Hewitt Associates (“Hewitt”) was retained to assist the Committee by conducting this assessment and providing the Comparable Company Data. Hewitt’s 2006 report of the Comparable Company Data that was used in making 2007 compensation determinations was based on data regarding the 41 public and private manufacturing companies with revenues between $0.6 billion and $2.6 billion (an average of $1.3 billion, compared with $1.0 billion for Sensient) for which Hewitt had compensation data. The 41 manufacturing companies included in this analysis were:

Albemarle Corporation	Covance Inc.	Metaldyne Corporation	Texas Industries, Inc.

Ameron International Corporation	Dade Behring Inc. Donaldson Company, Inc.	Milacron Inc.	Thomas & Betts Corporation

Amerek, Inc.	Edwards Lifesciences, LLC	Mylan Laboratories Inc.	Timex Corporation

AMSTED Industries Incorporated	Foster’s Americas	OMNOVA Solutions Inc.	Tupperware Corporation

Arch Chemicals, Inc.	Graco Inc.	Packaging Corporation of America	Valmont Industries, Inc.

Barton Incorporated	H.B. Fuller Company	Playtex Products, Inc.	Walter Industries, Inc.

Behr America Inc.	Herman Miller, Inc.	Rhodia, Inc.	Waters Corporation

Brady Corporation	Jacuzzi Brands, Inc.	Sauer-Donfoss Inc.	Wells’ Dairy, Inc.

Church & Dwight Company, Inc.	Joy Global, Inc.	Sybron Dental Specialties, Inc.	Woodward Governor Company

Columbian Chemicals Company	McCormick & Company, Incorporated	Teradyne, Inc.	Zebra Technologies Corporation

After reviewing the Comparable Company Data provided by Hewitt and with the assistance of recommendations from management, in 2005 and 2006 the Committee set the executive compensation for 2006 and 2007, respectively, including annual base salary and annual incentive plan bonus awards between the 50th and 75th percentiles based on the Comparable Company Data (before adjustment for performance exceeding the “target” level under the incentive plans, and varying from the 50th percentile target where appropriate due to experience, tenure and contributions by the executive), and restricted stock awards for executive officers at approximately the 50th percentile of the Comparable Company Data.

The peer group is reviewed annually and companies are added or removed as circumstances warrant. The 2007 analysis that was used by the Compensation Committee in making decisions for 2008 was based on an analysis of published survey data covering approximately 130 companies (the 2007/2008 Watson Wyatt Top Management Survey and the 2007 Mercer Executive Compensation Survey). Sensient’s principal compensation advisor at Hewitt moved to Watson Wyatt Worldwide (“Watson Wyatt”) during 2007. The Comparable Company Data that was used in 2007 to make compensation decisions for 2008 was prepared by Watson Wyatt based in part on published survey data rather than Hewitt’s proprietary data base. In compiling the Comparable Company data that was used in 2007 to make compensation decisions for 2008, the data from each of the surveys was regressed to Sensient’s revenue and aged to October 2007 using an annual aging factor of 3.9%. The Comparable Company Data that was used in making 2008 compensation determinations also included an analysis of the proxy statements of 11 public companies in the specialty chemical industry or food products industry with revenues ranging from approximately $750 million to $2.9 billion (median annual revenues of approximately $1.1 billion). The 11 public companies included in this 2007 analysis of proxy statement disclosures were:

Albemarle Corporation	International Flavors & Fragrances Inc.	Minerals Technologies Inc.	Stepan Company

Arch Chemicals, Inc.	MacDermid, Incorporated	OMNOVA Solutions Inc.	Terra Industries Inc.

H.B. Fuller Company	McCormick & Company, Incorporated	Sigma-Aldrich Corporation

Similarly, the 2008 analysis that was used by the Compensation Committee in making decisions for 2009 compensation was based on an analysis of the proxy statements of a modified peer group of 16 public companies, including eight of the companies that had been included in the prior year and eight additional companies in the specialty chemicals and pharmaceuticals, beauty products or personal care products industries that have similar sales revenue, market capitalization and other financial attributes. The three companies that were eliminated were unavailable or not comparable to Sensient (one became privately held, another had consistently poor financial performance and the third was primarily in the agricultural chemicals industry). The 16 public companies included in the 2008 analysis of proxy statement disclosures were:

Aceto Corporation	Cabot Corporation	International Flavors & Fragrances Inc.	Penford Corporation

Albemarle Corporation	Cambrex Corporation	McCormick & Company, Incorporated	Polyone Corporation

Alberto-Culver Company	FMC Corporation	Minerals Technologies Inc.	Sigma-Aldrich Corporation

Arch Chemicals, Inc.	H.B. Fuller Company	Nu Skin Enterprises, Inc.	Stepan Company

The Compensation Committee has the sole authority to retain and terminate a compensation consulting firm to assist it by compiling the Comparable Company Data and has the sole authority to approve the consultant’s fees and other retention terms. The Company also used Hewitt for certain actuarial services. As part of the process to retain a consulting firm, the Committee determined that these actuarial services did not adversely affect Hewitt’s independence, and that Watson Wyatt was also independent of the Company and its management. The Company’s Vice President—Administration customarily assists the Committee in its determinations by helping compile and organize information, arranging meetings and acting as Company support for the Committee’s work. He also serves as the Committee’s officer contact but has no decision-making authority on the Committee. In reviewing the performance and establishing the compensation levels of other elected officers, the Committee takes into account the recommendations of Mr. Manning as Chief Executive Officer.

Cash and Incentive Compensation

The cash and incentive compensation for Sensient’s executive officers in 2006, 2007 and 2008 included:

—	Base salary;

—	Annual incentive plan bonuses; and

—	Equity awards.

Our Chief Executive Officer typically receives a higher salary, a higher potential bonus and larger equity awards than our other executive officers, which is typical of companies included in the Comparable Company Data. We believe this is appropriate in light of his responsibilities and overall role in the Company. We discuss the specific methods used to determine compensation for Mr. Manning in the section entitled “Compensation for Mr. Manning.”

Base Salary

As with most companies, base salary is one of the key elements in attracting and retaining our key officers. When determining the amount of base salary for a particular executive, we consider (among other factors) market data, prior salary, job responsibilities and changes in job responsibilities, individual experience, demonstrated leadership, performance potential, Company and individual performance and retention considerations. These factors ordinarily are not weighed or ranked in any particular way. For 2006, 2007 and 2008, the executive officers’ base salaries were generally between the 50th and the 75th percentiles of the range of base pay levels of similarly positioned executives in the Comparable Company Data, using a regression analysis for the survey data when appropriate because of the differences in size between the comparable companies and the Company. For the five officers whose compensation is detailed in the summary compensation tables elsewhere in this proxy statement, the actual levels for 2006, 2007 and 2008 generally were established between the 50th and 75th percentiles of the Comparable Company Data, primarily because of the Committee’s judgments regarding their experience levels, tenure and performance.

Annual Incentive Plan Bonuses

We maintain annual incentive plans for Sensient’s elected officers. The annual incentive compensation is intended to provide incentives based upon achieving overall Company or group financial goals and to place a significant part of each elected officer’s total compensation at risk depending upon achievement of those goals. The annual bonuses are subject to a target level of earnings per share, with bonuses for the executive officers in the range of 50% to 85% of annual base salary (depending on the officer’s position in the Company) paid if the target level is achieved. Performance in excess of the targeted level allows for a payment of up to 200% of the bonus at the targeted level. Performance below the targeted level can result in a reduced award, or no award at all if the minimum threshold level is not achieved. The plan may provide additional bonus opportunities based on achievement of other objective financial goals, with the aggregate incentive compensation not to exceed 200% of the targeted bonus. The particular targets and financial goals used are those which the Committee believes reflect or are important to achieve increased shareholder value over the long term without undertaking unnecessary or excessive risks. The Committee generally sets target bonus award levels near the 75th percentile of comparable companies’ bonus practices for each executive position because that keeps Sensient’s levels competitive with its industry, and for performance exceeding the targeted levels, the maximum annual bonus (200% of the bonus at the “target” level) generally brings aggregate cash compensation to approximately the 75th percentile among comparable companies, which the Committee believes is appropriate in the case of performance materially in excess of the targets.

Our objective is to set incentive goals that are quantitative and measurable and that represent meaningful improvement from the prior year while still being capable of achievement at the “target” level. Our primary reliance is on earnings per share. Beginning with awards for 2007, we also established supplemental targets based on improvements in cash flow, return on invested capital, expense levels and net working capital (for 2007 and 2008) or gross profit as a percentage of revenue (for 2009), subject to an overall maximum on the aggregate incentive compensation awarded. For some officers we also used a measure of group operating profit. See page 32 for a detailed description of the current targets. Each of these targets is an objective measure that we believe is widely accepted by investors generally. After the end of the year, we compare Sensient’s actual annual performance against our goals for each of the performance measures to determine the amount we pay the executive officers under the annual incentive plans applicable for the year. For example, the Chief Executive Officer can earn an incentive payment equal to 85% of base salary under the annual incentive plan applicable to him if “target” performance is achieved for the earnings per share performance measure during the fiscal year, with performance in excess of the targeted level allowing for a payment of up to double that amount, subject to the limits in the plan. See Item 2 to this proxy statement. The other named executive officers currently would earn 65% of their base salaries in the case of “target” earnings per share performance. The supplemental targets provide other bases upon which the executives can earn awards, subject to an overall maximum for each executive equal to 200% of his “target” bonus based on earnings per share. The Committee determined that these levels of annual incentive bonuses were appropriate based on the Comparable Company Data. The target percentage payout may vary from year to year. The amount we pay will increase or decrease in accordance with performance against our performance measures. We intend that payments at the “target” level combined with base salaries would provide cash compensation between the 50th and 75th percentiles of the Comparable Company Data, and generally somewhat above the 75th percentile for performance significantly exceeding the targeted levels. Because actual performance significantly exceeded the earnings per share targets for 2006, 2007 and 2008, the incentive awards for those years exceeded the 75th percentiles in the Comparable Company Data.

Equity Awards

For 2006 we provided equity incentive compensation to Sensient’s executive officers primarily through the Company’s 1998 and 2002 Stock Option Plans and for 2007 and 2008 we provided equity incentive compensation pursuant to these plans and the 2007 Restricted Stock Plan (collectively, the “Plans”). We believe that including a significant level of equity-based awards helps align the financial interests of management with those of our shareholders since the ultimate value of equity-based awards is tied to the value of Sensient’s stock and these awards provide executives with a further equity stake in the Company.

In 2007 and 2008, our long-term incentive compensation for our principal executive officers was composed, and in future years we expect that our long-term incentive compensation for these officers will be composed, entirely of restricted stock awards, with no stock options. The 2007 Restricted Stock Plan authorizes the Committee to make restricted stock grants that may include both time vesting and performance based elements. For 2007 and 2008 the awards to the named executive officers were based entirely on time vesting and, except with respect to Mr. Manning (whose shares vested immediately upon grant because he has attained age 65), will vest after five years or when the individual attains age 65 (if earlier). Beginning in 2007 we switched from primarily issuing options to relying instead on restricted stock awards because recent accounting rule changes make options less efficient for the Company by requiring that stock options (like restricted stock awards) be expensed over the vesting period whether or not the options are ever exercised by the executive. Since the executive will receive at least some benefit from restricted stock if he or she remains employed by the Company throughout the period of restriction and helps the Company to achieve its performance goals, we believe restricted stock grants can be a more effective retention tool for key executives than stock option awards. In future years, an award may be granted using the same performance criteria as for the non-equity based cash incentive plan discussed above, using entirely different criteria, providing for time vesting without regard to any performance criteria, or in a combination of these alternatives. Prior to 2007 the Committee maintained a long-standing practice of also providing gross-up payments to executive officers to reimburse them for income tax obligations incurred by them in connection with vesting of restricted stock so that the tax obligations did not discourage long-term ownership of the related stock, consistent with the objective to give them incentives to create shareholder value over the long-term. We eliminated the tax gross-up element of compensation for equity awards granted in 2007 and 2008 because we no longer believe the tax gross-up is necessary to attract and retain qualified executives. The amount of the targeted restricted stock awards was increased by approximately 30% in 2007 and then was held approximately level for 2008 to partially offset the elimination of the tax gross-up and elimination of stock option awards. The sum of the value of stock option awards, restricted stock awards and tax gross-up obligations incurred for 2006 exceeded the value of the restricted stock awarded in 2007 and 2008. See “Overview and Recent Changes to Executive Compensation Program—Some Reported Compensation Exceeds Current Compensation Awards and Related Payments” for a discussion comparing the accounting treatment and disclosures of these awards with the approach used by Sensient’s Compensation Committee.

Mr. Manning, our Chairman and Chief Executive Officer, reached age 65 on January 18, 2007. The Company has an employment agreement with him that provides for a term ending in December 2011. See “Compensation for Mr. Manning,” below. In accordance with the Company’s long-standing policy and the terms of its outstanding restricted stock awards, the restricted stock of an employee who turns 65 vests immediately upon termination of employment for any reason. Because the Committee believed that it was appropriate to align Mr. Manning’s vesting date with the incurrence of the tax liability for the stock, and because his retirement after age 65 would cause his stock to vest in any event, in October 2006 the Committee modified the transfer restrictions on Mr. Manning’s past and future restricted stock grants, effective upon his attainment of age 65. A provision under the Company’s 1998 and 2002 Stock Option Plans that prevents any sale of restricted stock for at least six months after the date of the grant was retained. The Company’s 2007 Restricted Stock Plan does not include such a provision. These facts result in a faster recognition of compensation expense from outstanding restricted stock awards as an employee approaches age 65 than would otherwise be the case. Turning 65 also triggers the employee’s tax liability for the restricted stock, and therefore also triggers Sensient’s obligation under awards granted in 2006 and prior years to pay the employee a cash amount equal to the tax obligation. The payment related to tax liability for Mr. Manning’s restricted stock that was awarded prior to 2007 is reflected in the summary compensation table for 2007.

The Company has a written policy encouraging ownership of Company stock by executive officers and discouraging stock sales without the prior consent of the Chief Executive Officer. Specifically, the written policy indicates that the Chief Executive Officer should own stock (excluding unexercised stock options but including restricted stock) with a value of at least four times his annual base salary and that other executive officers should own stock with a value of at least two or three times their annual base salaries. The policy also prohibits the use of Company stock as collateral in a margin account and loans of Company stock for purposes of short selling. Our Board and Chief Executive Officer have approved specific stock sales, generally pursuant to Rule 10b5-1 trading plans, primarily to permit asset diversification as an executive approaches retirement age and to allow the sale of shares obtained upon exercise of options that would otherwise expire within one year. The Company also has a written policy encouraging ownership of Company stock by directors and discouraging directors from selling Company stock while they remain on the Board. The written policy indicates that directors should own at least 1,000 shares of Sensient common stock (excluding unexercised stock options but including restricted stock) within a year following a director’s initial election to the Board and at least 5,000 shares after five years of service on the Board. This policy also prohibits the use of Company stock as collateral in a margin account and loans of Company stock for purposes of short selling.

Other Benefits

Our executive officers receive various other benefits in the same manner as other salaried employees. For example, we provide executive officers and salaried employees with health insurance, vacation and sick pay. For key executives we have also provided other benefits, including automobiles, club memberships, financial planning, the tax gross-up payments discussed above, and sometimes relocation assistance or other benefits. Executives serving outside their country of residence may receive certain additional benefits, including a relocation housing allowance and tuition reimbursements for family members.

Compensation for Mr. Manning

As noted above, Mr. Manning has an employment agreement with the Company. The agreement specifies that Mr. Manning will serve as Chairman of the Board and Chief Executive Officer until December 31, 2011. The agreement provides for the payment of base salary (subject to annual adjustment by mutual agreement), plus bonus eligibility, participation in incentive, savings and retirement plans, and customary benefits. The agreement can be terminated by the Board of Directors with or without cause. If Mr. Manning is terminated by the Board without cause or Mr. Manning resigns for good reason, termination benefits are payable to Mr. Manning in an amount equal to three times the sum of his base salary then in effect plus the higher of his most recent annual bonus and his target bonus for the fiscal year in which such termination occurred. (See “Potential Payments Upon Termination or Change of Control” below for a description of “cause” and “good reason” as used in the agreement.) Mr. Manning would also continue to receive benefits under the Company’s health and other benefit plans for three years as well as three additional years of service and age credit for purposes of the Supplemental Executive Retirement Plan. The agreement contains a one-year non-competition covenant. In the event of a change of control of the Company, Mr. Manning’s employment contract would be superseded by a change of control employment and severance agreement as described below, except that he would be entitled to retain retirement and disability benefits under his employment contract.

For 2006, 2007 and 2008, Sensient’s principal corporate goals and objectives relevant to Mr. Manning’s compensation as Chief Executive Officer were to achieve excellent overall financial performance and increased shareholder value by executing Sensient’s strategic plans, including strengthening Sensient’s management organization. Those goals continue for 2009.

For 2006, 2007 and 2008, the Committee set Mr. Manning’s base salary at $813,500, $845,500 and $878,500 per annum, respectively. Each amount was selected based on the evaluations described above and on Sensient’s overall financial performance, Mr. Manning’s leadership role and the compensation levels of the chief executives reflected in the Comparable Company Data. In addition, for fiscal 2006, 2007 and 2008, his potential annual bonus payment was 85% of base salary at “target” performance, which was consistent with the potential bonuses of other companies based on the Comparable Company Data. For 2006 Mr. Manning’s annual incentive target was based entirely on earnings per share. For 2007 and 2008 the plan design for all of the executive officers (including Mr. Manning) was modified to also include targets based on improvements in cash flow, return on invested capital, expense levels and net working capital (subject to an overall maximum on the aggregate incentive compensation awarded). See page 32 for a description of the specific targets.

We granted Mr. Manning a restricted stock award for 65,000 shares for 2006, 75,000 shares for 2007 and 80,000 shares for 2008. Mr. Manning elected to receive no stock options for 2006. The award for each year was based on Mr. Manning’s performance during the year in accordance with the evaluation described above. As noted, the 2006 and prior restricted stock awards became fully vested when Mr. Manning attained age 65 on January 18, 2007, and the 2007 and 2008 restricted stock awards vested immediately upon issuance. As a result, the remaining 208,000 shares awarded to Mr. Manning prior to 2007 that had not previously vested did so during 2007, as did the 75,000 shares were awarded to him during 2007. The 80,000 shares awarded to him during 2008 vested in 2008. The criteria for equity compensation awards are discussed in further detail in the subsection above entitled “Equity Awards.”

Mr. Manning also participates in the Company benefit plans available to other executive officers, including the Company’s supplemental executive retirement plan, supplemental benefit plan and deferred compensation plan. Mr. Manning’s participation in these retirement plans is on the same basis as other executive officers of the Company.

Retirement Benefits

See the description of Sensient’s supplemental retirement plan included in the compensation tables portion of this proxy statement.

Change of Control and Other Employment-Related Agreements

The Company maintains change of control employment and severance agreements with all of its elected executive officers, including Mr. Manning and the other named executive officers. We believe these agreements are customary in our industry and help to attract and retain key executives in the event of a change of control. Under these agreements, in the event that there is an acquisition or other change of control of the Company, the Company will continue to employ the executive for a period of three years following the date of the change of control. During this employment period, the executive will receive as compensation a base salary, subject to annual adjustment, bonus awards in accordance with past practice and all other customary benefits in effect as of the date of the change of control. Each agreement can be terminated upon 30 days’ notice by the Company in the event of the executive’s disability. The agreements can also be terminated by the Company for “cause” and by the executive for “good reason.” (See “Potential Payments Upon Termination or Change of Control” below for a description of “cause” and “good reason” as used in the agreement.) The agreements provide that a termination by the executive for any reason during the 30-day period immediately following the first anniversary of the change of control is deemed to be a termination for good reason. If terminated by the Company other than for cause or disability, or by the executive for good reason, the Company will pay the executive an amount equal to the sum of (i) accrued unpaid deferred compensation and vacation pay and (ii) three times the sum of the executive’s base salary plus the greater of the highest annual bonus (x) for the last five years or (y) since reaching age 50. The executive will also be entitled to coverage under existing benefit plans and benefits for three years and a payment equal to the vested amounts plus a payment equal to three additional years of employer contributions under Sensient’s retirement and deferred compensation plans, which generally provide for full vesting if a change of control occurs. The circumstances under which employment may cease generally are a termination of the employee without cause within three years after an acquisition or an employee choosing to leave for a specified good reason within that period. In addition, our agreements provide for a “gross-up” of benefits under these change of control agreements. See “Tax Aspects of Executive Compensation” below. We have established a so-called “Rabbi Trust” for the payments of the Company’s obligations in the event of a change of control. As noted above, the Company also has an employment agreement with Mr. Manning that includes significant obligations upon early termination without “cause” as defined therein. See “Potential Payments Upon Termination or Change of Control” for further information about these agreements.

Tax Aspects of Executive Compensation

Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid to the executive officers that is not “performance based” to $1 million annually per executive officer. Sensient’s stock option plans are designed so that stock option awards granted to the covered individuals can meet Section 162(m) requirements for performance-based compensation. Stock option awards granted under these plans should not be counted toward the $1 million limitation on tax deductions for an executive officer’s compensation in any fiscal year. However, the Company has previously noted that there may be instances in which we determine that we cannot structure compensation to comply with these requirements and that, in those instances, the Compensation Committee may elect to structure elements of compensation (such as certain qualitative factors in annual bonuses) to accomplish business objectives that are in the best interests of the Company and its shareholders, even though doing so may reduce the amount of Sensient’s tax deduction for the compensation. Mr. Manning’s compensation in 2006, 2007 and 2008 exceeded the Section 162(m) limitation. For 2006 and 2007 this was primarily because of restricted stock grants awarded to him prior to 2007 and the tax gross-up payment for 2007, relating to those prior awards, which was paid when he attained age 65. The smaller excess for 2008 primarily resulted from his restricted stock award. The Compensation Committee did not include tax gross-up payments in awards for 2007 and 2008 and does not intend to include tax gross-ups with respect to future awards.

Other provisions of the Internal Revenue Code also can affect the decisions which we make. Under Section 280G of the Internal Revenue Code, a 20% excise tax is imposed upon executive officers who receive “excess” payments upon a change in control of a public corporation to the extent the payments received by them exceed an amount approximating three times their average annual compensation. The excise tax applies to all payments over annual compensation, determined by a five year average. A company also loses its tax deduction for “excess” payments. Our change-in-control employment and severance agreements provide that all benefits under them will be “grossed up” so that we also reimburse the executive officer for these tax consequences. Although these gross up provisions and loss of deductibility would increase the expense to the Company, the Committee wished to preserve the incentives and protections included in the agreements notwithstanding the effects of these tax code provisions.

In addition, the Internal Revenue Code was recently amended to provide a surtax under Section 409A of the Internal Revenue Code when deferred compensation is paid to former executive officers of publicly-held corporations after they leave a company. We have made some changes to our benefit plans and agreements to comply with Section 409A and to help our executive officers avoid the potential application of this surtax. We do not expect these changes to have a material tax or financial consequence on the Company.

Executive Compensation Tables (2006, 2007 and 2008)

Summary

The tables below summarize our compensation to our Chief Executive Officer, Chief Financial Officer and next three most highly compensated executive officers who were serving in those positions at the end of 2008.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)(5)	Total ($)
Kenneth P. Manning	2008	$878,500	$—	$1,784,800	$—	$1,493,450	$1,192,000	$221,541	$5,570,291
Chairman and Chief	2007	845,500	—	3,044,343	—	1,437,350	1,070,000	4,072,373	10,469,566
Executive Officer	2006	813,500	—	2,509,147	—	1,382,950	887,000	878,590	6,471,187

Richard F. Hobbs	2008	428,000	—	459,466	—	556,400	375,000	366,629	2,185,495
Senior Vice	2007	411,500	—	304,658	—	534,950	82,000	234,149	1,567,257
President and Chief	2006	395,500	—	219,650	35,063	514,150	280,000	336,302	1,780,665
Financial Officer

Robert J. Edmonds	2008	338,000	—	180,940	5,807	439,400	—	65,653	1,029,800
President and Chief
Operating Officer (6)

John L. Hammond	2008	300,500	—	398,938	753	390,650	294,000	246,341	1,631,182
Senior Vice President,	2007	289,000	—	236,677	90,885	375,700	249,000	157,572	1,398,834
General Counsel &	2006	269,000	—	150,097	101,324	349,700	187,000	219,729	1,276,850
Secretary

Neil G. Cracknell	2008	322,500	—	176,586	22,620	248,154	—	182,237	952,097
President, Flavors &	2007	286,045	—	89,316	28,522	305,393	—	401,332	1,110,608
Fragrances Group

(1)	The amounts in the table reflect the compensation expense calculated in accordance with the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (SFAS No. 123(R)), for stock awards and option awards granted to the named executive officer. See “Grants of Plan-Based Awards” below and the table therein for further discussion regarding the awards made during 2008 and their fair values on the date of the awards as determined under SFAS No. 123(R).

The ultimate values of the options and stock awards to the executives generally will depend on the future market price of our common stock, which cannot be forecasted with reasonable accuracy. The actual value, if any, that an optionee will realize upon exercise of an option will depend on the excess of the market value of our common stock over the exercise price on the date the option is exercised.

(2)	Amounts shown represent the amounts earned under the Company’s annual management incentive plans for the years indicated. The targets for each year were set in December of the preceding year. The amounts paid under the management incentive plans for 2006, 2007 and 2008 were based primarily upon achievement of a targeted level of earnings per share, and in certain cases upon group operating profit. For 2007 and 2008 the targets also supplementally included specified improvements in cash flow, return on invested capital, selling, general and administrative expenses, and net working capital, subject to a limit on aggregate incentive compensation for each executive. Although two of the new targets were achieved in 2008, the new targets had no impact on incentive payments for 2008 to the named executive officers other than for Mr. Cracknell because of the limit on aggregate incentive compensation for each executive. There was some effect for Mr. Cracknell in 2008 based on results of the Flavors & Fragrances Group.

(3)	Represents the increase in the actuarial present value of pension benefits during the specified fiscal year and the above market earnings on nonqualified deferred compensation. See the “Pension Benefits” and “Nonqualified Deferred Compensation” tables below for further discussion regarding our pension and deferred compensation plans.

(4)	Includes Company contributions under certain benefit plans and other arrangements for the five named executive officers. These contributions are set forth in the following table. The Company’s ESOP and Savings Plan are tax-qualified plans subject to government imposed annual limitations on contributions. The Company’s Supplemental Benefits Plan, which is a non-tax-qualified plan, replaces benefits which cannot be provided by the tax-qualified ESOP and Savings Plan because of these annual limitations. The amounts shown in the table below as contributed to the ESOP and Savings Plan which exceed the applicable annual limits were contributed to the Supplemental Benefits Plan. At the time the ESOP and Savings Plan were adopted to replace the Company’s former defined benefit pension plan, the Transition Retirement Plan, also a tax-qualified plan, was adopted to assure that affected employees would receive approximately the same level of benefits through normal retirement age that they would have received under the former defined benefit pension plan. The named executive officers do not participate in the Transition Retirement Plan but a benefit equivalent to what they would have received under it is contributed to the Supplemental Benefits Plan. Non-U.S. employees (such as Mr. Cracknell) maintain the retirement benefits from their home country. Mr. Cracknell’s participation in the Sensient Technologies U.K. Pension Plan is in lieu of participating in the ESOP and Savings Plan. The amounts related to retirement plan benefits listed under the Column entitled “All Other Compensation” in the “Summary Compensation Table” above are listed in the table below:

Retirement Plan Benefits

Name	Year	ESOP	Savings Plan	Transition Plan Benefit Equivalent		Defined Contribution Plan		Total
K. P. Manning	2008 2007 2006	$23,159 22,285 11,463	$92,634 89,140 45,851	$	— 177 2,127	$	— — —	$115,793 111,602 59,441

R. F. Hobbs	2008 2007 2006	9,630 9,257 5,193	38,518 37,028 20,773		1,722 1,722 1,722		— — —	49,870 48,007 27,688

R. J. Edmonds	2008	5,288	21,154		—		—	26,442

J. L. Hammond	2008 2007 2006	6,762 6,387 3,525	27,048 25,548 14,101		— — —		— — —	33,810 31,935 17,626

N. G. Cracknell	2008 2007	— —	— —		— —		32,250 28,604	32,250 28,604

(5)

Includes non-retirement plan benefits. The non-retirement plan benefits include financial planning, personal use of Company automobiles and an executive physical. We also provided payments to Mr. Cracknell to equalize cost-of-living and housing differences related to assignment outside of his home country. The named executive officers received tax gross-up payments for 2006 in connection with the vesting of restricted stock of Messrs. Manning, Hobbs and Hammond in the amounts of $734,704, $275,514, and $183,676, respectively, and tax gross-up payments related to various other benefits, including the use of leased automobiles, and financial planning services. The named executive officers received tax gross-up payments for 2007 in connection with the vesting of restricted shares of Messrs. Manning, Hobbs, Hammond and Cracknell in the amounts of $3,898,425, $151,519, $86,583 and $0, respectively, and tax gross-up payments related to various other benefits, including the use of leased automobiles, relocation housing allowance and financial planning services in the amounts of $22,132, $13,336, $17,535 and $22,517, respectively. The named executive officers received tax gross-up payments for 2008 in connection with the vesting of restricted shares of Messrs. Manning, Hobbs, Edmonds, Hammond and Cracknell in the amounts of $0, $273,118, $0, $182,079 and $32,794, respectively, and tax gross-up payments related to various other benefits, including the use of leased automobiles, relocation expenses and financial planning services, in the amounts of $43,205, $19,256, $15,517, $12,975 and $11,611, respectively. The tax gross-up payments made in connection with restricted stock awards are reported in this proxy at the time that the shares vest and the underlying tax payments are made, and therefore they do not correspond to the amount of current year expense recorded by the Company for stock awards. The Compensation Committee did not include tax gross-ups with awards made for 2007 and 2008 and intends to eliminate tax gross-ups with respect to future awards, although Sensient will honor its previous promises to provide tax gross-up payments with respect to awards that are already outstanding. The amounts listed under the Column entitled “All Other Compensation” in the “Summary Compensation Table” related to non-retirement plan benefits are listed in the table below:

Non-Retirement Plan Benefits

Name	Year	Financial Planning ($)	Automobile ($)	Executive Physical ($)	Relocation Housing Allowance ($)		Club Member- ships ($)	Tax Gross-Up Payments ($)	Other ($)(a)		Total ($)
K. P. Manning	2008 2007 2006	$29,178 2,625 18,750	$24,260 24,848 24,901	$1,326 4,141 359	$	— — —	$7,779 8,600 6,449	$43,205 3,920,557 768,690	$	— — —	$105,748 3,960,771 819,149

R. F. Hobbs	2008 2007 2006	6,275 1,950 3,350	17,810 15,025 13,548	— 924 —		— — —	300 3,388 3,088	292,374 164,855 288,628		— — —	316,759 186,142 308,614

R. J. Edmonds	2008	675	15,539	—		—	—	15,517		7,480	39,211

J. L. Hammond	2008 2007 2006	6,565 10,995 750	9,800 10,524 10,051	1,112 — —		— — —	— — —	195,054 104,118 191,302		— — —	212,531 125,637 202,103

N. G. Cracknell	2008 2007	— —	13,256 12,869	— —		— 33,000	— —	44,405 22,517		92,326 304,342	149,987 372,728

(a)	The “Other” benefits for Mr. Edmonds in 2008 consist of relocation benefits. The “Other” benefits for Mr. Cracknell in 2007 consist of $186,667 to make him whole on a house sale when required by the Company to move, $9,000 for tuition for his children and $108,675 of accrued vacation benefits paid in cash. The “Other” benefits for Mr. Cracknell in 2008 consist of $58,991 for tuition for his children due to Mr. Cracknell’s service outside of his home country and relocation benefits of $33,335.

(6)	As previously disclosed, Mr. Edmonds is expected to leave the Company in the near future, and will not be re-elected by the Board as an executive officer at its annual meeting in April.

Grants of Plan-Based Awards

We provide incentive compensation to employees through our annual management incentive plans and our stock plans. The management incentive plans for elected officers (“Annual Plans”) provide annual cash payments to executives based upon achieving overall Company performance goals. The stock plans authorize the Compensation and Development Committee to grant restricted stock and stock options to key employees. The Company is no longer granting stock options. The committee makes annual decisions, typically in December of each year, regarding appropriate restricted stock grants for each executive based upon the Company’s financial performance, executives’ levels of responsibilities and other factors.

The Annual Plans promote the Company’s executive compensation program by providing annual cash payments to executives based upon achieving overall Company, group or divisional financial goals. Awards under the Annual Plans are subject to a target, currently 50% to 85% of annual base salary depending on a participant’s position in the Company. The specific bonus opportunities described below were authorized by the Compensation and Development Committee and are conditioned upon the achievement of specified performance goals in the year following the award. The primary goals are based upon the achievement of a specified level of earnings per share, and in certain cases group or division operating profit, for the year, with 100% of the targeted award being paid upon achieving the specified goal or goals. Performance in excess of the specified goal or goals allows for a payment of up to 200% of the targeted award, subject to the limits in the Annual Plans. Performance below the specified goal or goals can result in a reduced award, provided that at least a specific threshold level of the performance goal or goals is achieved. Target bonus award levels are generally near the 75th percentile of comparable companies’ practices for each executive position. For performance exceeding the targeted goal or goals, the bonus opportunities are up to 200% of the target bonus, which generally brings aggregate cash compensation to approximately the 75th percentile among comparable companies. There is no “minimum” or “guaranteed” payment, as the actual amounts earned (if any) will depend upon actual performance. In addition to the awards discussed above, the plans also provide the potential for additional awards, each equal to 15% of the target bonus award level, if specific improvements are achieved in other financial targets, provided that the aggregate award cannot exceed the “maximum” of 200% of the targeted award that is based on earnings per share or operating profit.

For awards made in 2007 to be based on performance during 2008, amounts paid under the bonus plan to Messrs. Manning, Hobbs, Edmonds, and Hammond were based on the performance goals and specific targets described in the table below for Sensient as a consolidated whole. Because the consolidated earnings per share for 2008 exceeded the goal permitting the “maximum” award for these executives, achievement of other performance goals did not impact their actual awards for 2008.

Performance Goal	2008 Target
Consolidated earnings per share	$1.73 per share (target); $1.83 per share for maximum award

Selling, general and administrative expense as a percentage of revenue	17.9% or lower

Net cash provided by operating activities	$110.5 million or higher

Return on invested capital	8.4% or greater

Working capital	Any increase in working capital (expressed as a percentage) must be less than Sensient’s percentage increase in sales by at least 150 basis points

For Mr. Cracknell, 30% of his potential award for 2008 was based on the same performance goals as were applicable to the other named executive officers, and the remaining 70% was dependent upon achievement at “target” by the Flavors & Fragrances Group of (a) group operating profit of $122.6 million (increased or decreased depending upon increases or decreases in assets managed by the group), (b) selling, general and administrative expenses of the group as a percent of group revenue of 11.6% or lower and (c) cash flows from operating activities of $125.8 million or higher. The cash flow target is higher for the Flavors & Fragrances Group than for Sensient as a whole because of corporate level expenses, interest and taxes.

For 2009, the amounts paid to our named executive officers will be based primarily on achievement of targeted earnings of $1.90 per share, with the potential for additional awards, each equal to 15% of the target bonus award level, if specified improvements are achieved in the levels of (a) cash flow ($91.3 million or higher, a 5% improvement from 2008), (b) return on invested capital (8.8% or greater, a 30 basis point increase over 2008), (c) selling, general and administrative expenses as a percentage of revenue (17.3% or lower, a 20 basis point improvement from 2008) and (d) gross profit as a percentage of revenue (30.6% or greater, a 20 basis point improvement from 2008). These targets and improvements were set for the incentive payments despite the continuing U.S. and world-wide economic recession. They are subject to adjustment for extraordinary items as provided in the plan. In the case of Mr. Cracknell, 30% of any awards will be based on the overall targets for Sensient described above and 70% of any awards will be based on achieving targets for the Flavors & Fragrances Group. Those targets include operating profit of $133.0 million (increased or decreased depending upon increases or decreases in assets managed by the group), gross profit as a percentage of revenue of 26.6% or higher (a 30 basis point increase from the actual 2008 level), selling, general and administrative expenses of 10.5% of group revenue or lower (a 30 basis point reduction from the actual 2008 level adjusted for changes in reporting units) and operating cash flow of $123.6 million or higher (6% above the actual 2008 level of the group adjusted for changes in reporting units).

The Plans allow us to grant stock options, restricted shares, performance shares, and other equity-based awards. These types of awards typically reward service and performance over a longer period of time than our other methods of compensation and focus on the Company’s long-term strategic goals. The restricted stock awards were granted at the December 4, 2008 meeting of the Compensation and Development Committee. The Committee makes annual decisions regarding appropriate stock-based grants for each executive based on the following equally weighted factors. The Committee considers the Company’s financial performance, executives’ levels of responsibilities and predicted award values at the 50-75th percentile of long-term incentive compensation practices for similar positions at other companies included in the Comparable Company Data. The awards granted in 2008 did not impose performance criteria in addition to continued employment, although awards in future years might do so. In October 2006 the Compensation and Development Committee modified all outstanding stock awards held by Mr. Manning to provide that they fully vested when he attained age 65 (which occurred on January 18, 2007), provided he was employed by the Company on that date. The stock awards granted to Mr. Manning in December 2007 and 2008 vested immediately when issued, and we expect that any future awards to Mr. Manning will also do so. Prior to 2007 the Committee maintained a long-standing practice of also providing gross-up payments to executive officers to reimburse them for income tax obligations incurred by them in connection with vesting of restricted stock so that the tax obligations did not discourage long-term ownership of the related stock, consistent with the objective to give them incentives to create shareholder value over the long-term.

Incentive Plan Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
K. P. Manning	12/4/08	$232,943	$776,475	$1,552,950	$—	$—	$—	80,000	—	$—	$1,784,800 —
R. F. Hobbs	12/4/08	89,310	297,700	595,400	—	—	—	32,000	—	—	713,920 —
R. J. Edmonds	12/4/08	70,200	234,000	468,000	—	—	—	33,500	—	—	747,385 —
J. L. Hammond	12/4/08	63,375	211,250	422,500	—	—	—	21,500	—	—	479,665 —
N. G. Cracknell	12/4/08	65,715	219,050	438,100	—	—	—	18,000	—	—	401,580 —

(1)	These are awards authorized by the Compensation and Development Committee on December 4, 2008 under the annual management incentive plans which provide for incentive payments conditioned upon the Company’s performance in 2009. The annual plans provide annual cash payments to executives based upon achieving overall Company, group or divisional financial goals as described above. In addition to the awards reflected in the table above, the plans also provide the potential for additional awards, each equal to 15% of the target bonus award level, if specific improvements are achieved in the levels of (a) cash flow, (b) return on invested capital, (c) selling, general and administrative expenses and (d) gross profit percentage, provided that the aggregate award cannot exceed the “maximum” shown in the table. The “Maximum” shown in the table for non-equity incentive plan awards is based on the terms of the Amended and Restated Incentive Plan, which is subject to shareholder approval. See Item 2 in this proxy statement.

(2)	The restricted stock awards were granted at the December 4, 2008 meeting of the Compensation and Development Committee. Except as described below, restricted stock vests in five years, or earlier upon retirement of the executive at or after age 65. In October 2006 the Compensation and Development Committee modified all outstanding stock awards held by Mr. Manning to provide that they fully vested when he attained age 65 (which occurred on January 18, 2007), provided he was employed by the Company on that date. Accordingly, the 2008 awards to Mr. Manning vested immediately.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

(2008)

		Option Awards (1)				Stock Awards (2)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($) (3)	Option Expiration Date (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned shares, Units or Other Rights That Have Not Vested ($)
K. P. Manning	12/10/01	75,000	—	18.5400	12/10/11
	12/9/02	150,000	—	23.1900	12/9/12
	12/8/03	100,000	—	19.4000	12/8/13
	12/6/04	80,000	—	23.0000	12/6/14
	12/1/05	70,000	—	18.5700	12/1/15
						—	$—
R. F. Hobbs	12/10/01	41,250	—	18.5400	12/10/11
	12/9/02	50,000	—	23.1900	12/9/12
	12/8/03	30,000	—	19.4000	12/8/13
	12/6/04	30,000	—	23.0000	12/6/14
	12/1/05	25,000	—	18.5700	12/1/15
	12/7/06	4,166	2,084	24.1500	12/7/16
						110,600	2,641,128
R. J. Edmonds	2/10/06	1,333	667	19.0300	2/10/16
	2/8/07	500	1,000	24.4500	2/8/17
						64,600	1,542,648
J. L. Hammond	12/11/00	8,000	—	22.0000	12/11/10
	12/10/01	25,000	—	18.5400	12/10/11
	12/9/02	25,000	—	23.1900	12/9/12
	12/8/03	20,000	—	19.4000	12/8/13
	12/6/04	20,000	—	23.0000	12/6/14
	12/1/05	18,000	—	18.5700	12/1/15
	12/7/06	2,500	1,250	24.1500	12/7/16
						77,100	1,841,148
N. G. Cracknell	1/31/00	4,500		18.3750	1/31/10
	2/19/02	5,000		19.7100	2/19/12
	2/13/03	7,000		21.3000	2/13/13
	2/17/04	5,000		20.5500	2/17/14
	2/14/05	4,000		23.0900	2/14/15
	2/10/06	3,333	1,667	19.0300	2/10/16
	2/8/07	2,500	5,000	24.4500	2/8/17
						51,000	1,217,880

(1)	All outstanding options have an exercise price equal to the market price on the date of grant and vest in increments of one-third of the total grant on each of the first, second and third anniversaries of the date of grant or earlier in the event of the death, disability or retirement of the executive.

(2)	Restricted stock vests after completion of five years of service with the Company, or earlier in the event of an executive’s retirement at age 65 or greater. By action of the Compensation and Development Committee, all of Mr. Manning’s remaining restricted stock awards became vested when he reached age 65 on January 18, 2007. The value indicated in the table of the restricted stock awards owned at the end of our last fiscal year is based on the $23.88 per share closing price of a share of our common stock on December 31, 2008.

(3)	The exercise price of options generally may be paid in cash or its equivalent, by delivering previously issued shares of Common Stock, or any combination thereof.

(4)	Although the options expire on the dates indicated, by agreement any unexercised options will terminate three years after retirement (if earlier than the stated expiration date).

OPTION EXERCISES AND STOCK VESTED

(2008)

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#) (1)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (2)
K. P. Manning	240,000	$1,986,709	80,000	$1,784,800
R. F. Hobbs	77,000	581,900	15,000	359,100
R. J. Edmonds	—	—	—	—
J. L. Hammond	47,000	268,509	10,000	239,400
N.G. Cracknell	3,000	25,500	2,000	47,880

(1)	The number of shares acquired on exercise relates to the exercise of stock options by the named executive officers. The value received upon exercise is based upon the difference between the value of our common stock on the exercise date and the exercise price for the stock options.

(2)	Restricted stock vests after completion of five years of service with the Company, or earlier in the event of an executive’s retirement at age 65 or greater. The number of shares acquired on vesting relates to restricted stock that was granted in 2003, except that because Mr. Manning attained age 65 on January 18, 2007, the shares acquired on vesting by Mr. Manning relates to his award in 2008, which vested immediately. The restricted stock is valued at the closing price of our common stock on the vesting date.

Defined Benefit Plans

Sensient Technologies Pension Benefits

Non-U.S. employees (such as Mr. Cracknell) maintain the retirement benefits from their home country. We do not provide any defined benefit pension plans for our named executive officers other than the Supplemental Executive Retirement Plan described below and the U.K. defined contribution retirement plan that applies to Mr. Cracknell.

Supplemental Executive Retirement Plan

The Supplemental Executive Retirement Plan (“SERP”) provides a non-qualified supplemental executive retirement benefit for selected officers and key employees. Following the enactment of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the SERP was amended to comply with the Section 409A requirements and to permit the SERP to make payments to satisfy FICA and other tax obligations prior to retirement. Generally, participants contribute to the SERP, in each year until death or retirement, an amount equivalent to a term insurance premium applicable to a life insurance benefit of three times the participant’s base salary in effect on the date of acceptance into the plan, unless all amounts were previously paid under a predecessor plan. A pre-retirement survivor income benefit equal to 30% or 40% of the sum of base salary and 50% (100% for the Company’s Chief Executive Officer and Chief Financial Officer) of the highest annual bonus paid since reaching age 50 for the participating named executive officers, payable for 20 years, is available to designated beneficiaries if the participant dies prior to retirement. At the time of retirement, the participating named executive officer may continue the survivor income benefit or receive a supplemental retirement income benefit equal to 30% or 40% of the sum of base salary and 50% (100% for the Company’s Chief Executive Officer and Chief Financial Officer) of the highest annual bonus since reaching age 50 for the participating named executive officers, for 20 years, or an actuarially equivalent joint and survivor benefit. A participant may receive his retirement income benefit as a lump sum distribution by making an advance election. In the event of a Change of Control, lump sum distributions are required. The benefit obligations under the SERP are funded under Rabbi Trust B described below. All of the named executive officers except Messrs. Cracknell and Edmonds participate in the SERP. Under their respective agreements under the SERP, each of the participating named executive officers is entitled to 20 years of benefits, and the applicable percentages of pre-retirement survivor income benefits and supplemental retirement income benefits for the participating named executive officers are 40% for Mr. Manning and 30% for Messrs. Hobbs and Hammond. Messrs. Manning, Hobbs and Hammond also participate in the supplemental benefit plans described below, as does Mr. Edmonds. The supplemental benefit plans are non-qualified excess benefit and supplemental retirement plans as described in Sections 3(36) and 201(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

PENSION BENEFITS

(Year-end 2008)

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($) (2)
K. P. Manning	SERP	21	$13,172,000	$327,885
R. F. Hobbs	SERP	35	4,100,000	99,802
R. J. Edmonds
J. L. Hammond	SERP	11	2,065,000	50,269
N. G. Cracknell

(1)	All benefits for Messrs. Manning, Hobbs and Hammond had vested at year end. Messrs. Cracknell and Edmonds did not participate in the SERP during 2008.

(2)	The payments for Messrs. Manning, Hobbs and Hammond related to social security taxes that they were required to pay based on their vested accrued benefit.

Nonqualified Deferred Compensation

Executives of the Company (including the named executive officers) are entitled to defer up to 25% of their annual salary under the executive income deferral plan. Amounts deferred earn interest at the average interest rate on AAA rated corporate bonds and are payable upon retirement over a 15 year period, unless the executive elects to receive an actuarially equivalent joint and survivor benefit, reduced by up to 20% depending upon the executive’s age at retirement. The Company also has a supplemental benefit plan which includes the supplemental ESOP benefit plan and the supplemental savings plan (which includes the transition benefit plan), to replace benefits which cannot be allocated to the executives in the tax-qualified ESOP and savings plan because of government imposed annual limitations. The supplemental benefit plan also includes Company contributions for named executives that are equivalent to what they would have received if they participated in the Company’s transition retirement plan. Each of these plans are nonqualified excess benefit and supplemental retirement plans as described in Sections 3(36) and 201(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Following the enactment of Section 409A of the Code, the plans were separated into two components: (i) the “frozen” portion which maintains grandfathered benefits as of December 31, 2004 to the extent permitted under Section 409A of the Code; and (ii) the “ongoing” portion which applies to deferrals and benefits accrued on and after January 1, 2005, together with earnings credited on such amounts. Information for each of the named executive officers is set forth below relating to these plans.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
K. P. Manning	$—	$100,350	$(162,195)	$—	$1,917,974	(1)
R. F. Hobbs	—	36,755	(26,201)	—	451,750
R. J. Edmonds	—	5,109	(1,435)	—	3,674
J. L. Hammond	—	20,685	(31,302)	—	115,033
N. G. Cracknell	—	—	—	—	—

(1)	Of this amount, $391,363 is attributable to Mr. Manning’s own contributions and earnings thereon.

The Company has established three so-called “Rabbi Trusts” by entering into trust agreements with a trustee to assure the satisfaction of the obligations of the Company under various plans and agreements to make deferred and other payments to certain of its past, present and future executives and directors, including the named executive officers. Rabbi Trust A requires the Company to deposit assets into (“fund”) the Trust in the event of a “Change of Control” (as defined therein) in an amount sufficient to satisfy the Company’s obligations to Mr. Manning, the other named executive officers, and other executive officers under the Change of Control Employment and Severance Agreements with those individuals (except to the extent that those obligations consist of benefits covered by Rabbi Trust B). Rabbi Trust A is currently not funded except with a nominal amount of assets, and is currently revocable but will become irrevocable once it is funded. The Board may elect to fund Rabbi Trust A in whole or in part prior to the occurrence of a Change of Control. Rabbi Trust B was created to fund the Company’s obligations under various employee benefit plans, including four plans in which the named executive officers may participate: the SERP, the supplemental benefits plan, and the executive and management income deferral plans. The Company makes annual contributions to Rabbi Trust B, which held approximately $24.5 million of assets as of December 31, 2008. Rabbi Trust B is irrevocable. Rabbi Trust C was created to assure that payments to non-employee directors under the director retirement and deferred compensation plans described under “Director Compensation and Benefits” will not be improperly withheld. Rabbi Trust C is currently funded with a nominal amount, and is also funded from time to time as payouts are made under these plans, although the Company may elect to fund it at any time. Rabbi Trust C is irrevocable. Each of the Rabbi Trusts will terminate upon the earlier of the exhaustion of the trust corpus or the final payment to the directors or executives pursuant to the respective plans and agreements covered thereby, and any remaining assets will be paid to the Company.

Potential Payments Upon Termination or Change of Control

Employment Agreement.    As noted above, the Company has an employment contract with Mr. Manning that provides for a term ending on December 31, 2011. The Company does not have employment contracts with its other executive officers except those relating to a change of control, as described below. The agreement with Mr. Manning can be terminated by the Board of Directors with or without cause, and if Mr. Manning is terminated by the Board without cause or Mr. Manning resigns for good reason, certain termination benefits are payable to Mr. Manning in an amount equal to three times the sum of his base salary then in effect plus the higher of his most recent annual bonus and his target bonus for the fiscal year in which such termination occurred. Mr. Manning would also continue to receive benefits under the Company’s health and other benefit plans for three years as well as three additional years of service and age credit for purposes of the SERP. The agreement contains a one-year non-competition covenant. For purposes of the agreement, “cause” means conviction of an act of fraud, theft or embezzlement or of other acts of dishonesty, gross misconduct, willful disclosure of trade secrets, gross dereliction of duty or other grave misconduct which is substantially injurious to Sensient, and “good reason” for Mr. Manning to resign would exist if Sensient reduced his base salary, assigned him inconsistent duties, reduced his powers or functions, transferred him outside of Milwaukee or otherwise materially breached the agreement.

The following table describes the potential payments to Mr. Manning upon a hypothetical termination without cause on December 31, 2008. The actual amounts that may be paid upon such a termination can only be determined if it actually occurs.

Illustration of Employment Agreement Termination

Termination Benefits (3 x base salary & bonus)	Health and Other Benefit Plans (3 x annual benefits)	SERP (3 years’ service & age credit)	Total
$7,115,850	$350,580	$588,199	$8,054,629

Change of Control Employment and Severance Agreements.    In the event of a change of control of the Company, Mr. Manning’s employment contract would be superseded by a Change of Control Employment and Severance Agreement as described below, except that he would be entitled to retain certain retirement and disability benefits under his employment contract. For this purpose, a “change of control” ordinarily occurs if a person acquired 30% or more of Sensient’s common stock, a majority of Sensient’s board consists of persons other than those nominated by the board, or Sensient is a party to a merger, consolidation or sale of assets, or acquires the assets of another entity and Sensient’s owners have less than 50% of the common stock and voting power of the resulting entity.

The Company also has Change of Control Employment and Severance Agreements with each of its executive officers (including the named executive officers). Each of these agreements provides that in the event of a “Change of Control,” as defined in the respective agreement, the Company will continue to employ the executive for a period of three years following the date of such Change of Control. During this employment period, the executive will receive as compensation a base salary, subject to annual adjustment, bonus awards in accordance with past practice and all other customary benefits in effect as of the date of the Change of Control. Each agreement can be terminated upon 30 days’ notice by the Company in the event of the executive’s disability. The agreements can also be terminated by the Company for “cause” and by the executive for “good reason,” as those terms are explained above. The agreements provide that a termination by the executive for any reason during the 30-day period immediately following the first anniversary of the change of control is deemed to be a termination for good reason. If terminated by the Company other than for cause or disability, or by the executive for good reason, the Company will pay the executive an amount equal to the sum of (i) accrued unpaid deferred compensation and vacation pay and (ii) three times the sum of executive’s base salary plus the greater of the highest annual bonus (x) for the last five years or (y) since reaching age 50. The executive will also be entitled to coverage under existing benefit plans and benefits for three years and a payment equal to the vested amounts plus a payment equal to three additional years of employer contributions under the savings plan, ESOP, SERP and supplemental benefits plans (including the transition retirement plan benefit equivalent described in footnote (4) to the Summary Compensation Table). The savings plan, ESOP, SERP and supplemental benefits plans provide for full vesting of all accounts upon the occurrence of a Change of Control. In addition, payments under the Company’s SERP are calculated based on an adjusted final salary reflecting three additional years of salary increases consistent with past practice. If terminated for cause, the Company will pay the executive his annual base salary through termination. If the executive’s employment is terminated by reason of death or disability, the Company will pay certain accrued obligations and other customary death or disability benefits. In all cases, the Company will provide the executive with a tax gross-up payment to reimburse the executive for any excise taxes assessed against any payments made to the executive, as well as all taxes on the gross-up payment.

The following table describes the potential payments upon a hypothetical change of control of Sensient on December 31, 2008. The actual amounts that may be paid upon such a change of control can only be determined if it actually occurs.

Illustration of Change-of-Control Payments

Executive	Severance Amount (1)	Pension Enhancement (2)	Value of Stock Options That Vest Early	Value of Restricted Stock That Vests Early	Estimated Income Tax Gross-Up and Employee Benefits (3)	Estimated Excise Taxes, Grossed- Up For Other Taxes Thereon (4)	Total Estimated Payments
K. P. Manning	$7,115,850	$935,577	$—	$—	$350,580	$—	$8,402,007
R. F. Hobbs	2,953,200	370,643	—	2,641,128	1,647,100	1,916,010	9,528,081
R. J. Edmonds	2,332,200	79,326	3,235	1,542,648	739,073	1,505,948	6,202,430
J. L. Hammond	2,073,460	255,392	—	1,841,148	1,168,501	1,461,375	6,799,866
N. G. Cracknell	1,901,550	96,750	8,085	1,217,880	700,820	1,085,126	5,010,211

(1)	The severance amount is calculated as three times the sum of the executive’s base salary plus the highest annual bonus for the last five years or since reaching age 50, whichever is greater.

(2)	The pension enhancement is calculated based on the value of three additional years of employer contributions under Sensient’s benefit plans. The pension enhancement also includes calculation of the SERP benefits assuming three additional years of salary increases in the same percentage as the most recent annual salary increase. Messrs. Cracknell and Edmonds did not participate in the SERP during 2008.

(3)	This represents the estimated income tax gross-up that would have been due on the accelerated vesting of restricted stock and the value of an additional three years of coverage under our employee benefit plans following a change-in-control of Sensient on the assumptions noted above.

(4)	This represents the estimated excise tax, grossed-up for other taxes, on the amount of severance and other benefits following a change-in-control of Sensient on the assumptions noted above.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2008 with respect to compensation plans under which equity securities of the Company are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)		(c)
Equity compensation plans approved by the Company’s shareholders	1,453,576	$21.1269	(1)	2,387,747	(2)
Equity compensation plans not approved by the Company’s shareholders	—	—		—
Total	1,453,576	$21.1269	(1)	2,387,747	(2)

(1)	Excludes deferred shares, which have no exercise price.

(2)	In addition to options which may be granted, includes the following as of December 31, 2008: (i) up to 37,800 shares that may be issued in the form of restricted stock under the Company’s 2002 Stock Option Plan; (ii) up to 1,313,000 shares of restricted stock that may be issued under the Company’s 2007 Restricted Stock Plan; (iii) up to 196,830 shares of deferred stock issuable under the 1999 Amended and Restated Directors Deferred Compensation Plan; and (iv) up to 51,000 shares that may be issued in the form of restricted stock under the Company’s 2002 Non-Employee Director Stock Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors to file initial reports of beneficial ownership (on Form 3) and reports of changes in beneficial ownership (primarily on Form 4 or in limited instances on Form 5) with the SEC and the New York Stock Exchange. SEC regulations require officers and directors to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, and upon certifications from reporting persons who did not file year-end reports on Form 5 that no such reports were required, the Company believes that during the year ended December 31, 2008, all of its officers and directors complied with the Section 16(a) filing requirements.

TRANSACTIONS WITH RELATED PERSONS

The Company’s written Code of Conduct for directors and U.S. employees and its written Code of Ethics for senior financial officers both provide that, except with the prior knowledge and consent of the Company, directors and employees are not permitted to have a financial interest in a supplier, competitor or customer of the Company because of the potential conflicts of interest raised by such transactions. There is a limited exception for ownership of securities of less than 5% of the stock of a private company or of a publicly traded corporation unless the investments are of a size as to have influence or control over the corporation. The Company’s policies include no minimum size for this restriction on potential conflict of interest transactions. Actual or potential conflict of interest transactions or relationships are to be reported either to the Company’s Vice President — Administration or a member of the corporate legal department. Waivers or exceptions for executive officers or directors may be granted only in advance and under exceptional circumstances and only by the board of directors or an appropriate committee. They are also subject to the Company’s disclosure controls and procedures to ensure compliance with applicable law and exchange requirements.

There were no transactions since the beginning of 2008, and there are no proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds $120,000 and in which (a) any director, executive officer, director nominee, or immediate family member of a director, executive officer or nominee, or (b) any holder of 5% or more of the Company’s common stock or their immediate family members, had a direct or indirect material interest. See “Corporate Governance—Director Independence” above for a description of transactions between the Company and Sealed Air Corporation, of which Mr. Hickey is President & Chief Executive Officer.

ITEM 2.

APPROVAL OF THE AMENDED AND RESTATED SENSIENT TECHNOLOGIES CORPORATION

INCENTIVE COMPENSATION PLAN FOR ELECTED CORPORATE OFFICERS

The Sensient Technologies Corporation Incentive Compensation Plan for Elected Corporate Officers was adopted on November 11, 1999 to promote the interests of the shareholders by providing annual financial incentives for the Company’s elected corporate officers, thereby promoting growth and financial success which motivates key employees to attain and surpass performance goals, and enables the Company to attract and retain employees of outstanding ability. The incentive plan was approved at the Company’s January 27, 2000 annual meeting, revisions to expand the performance criteria for setting target goals were approved by the shareholders at the Company’s 2004 annual meeting, and further revisions to comply with the deferred compensation requirements of Section 409A of the Internal Revenue Code were finalized in October 2008. Under the incentive plan, elected officers are eligible to receive annual cash bonuses based on achievement of overall Company or group financial goals during that year. The “Executive Compensation” section of this proxy statement describes the performance goals that have been established for 2009 and the compensation of specified executive officers for the last several years, including awards under the incentive plan. After examining the Company’s overall compensation structure, the Compensation and Development Committee of the Board has concluded that the limit on the maximum bonus award payable to any participant in any fiscal year should be increased from $1,500,000 to $2,000,000 and that this change should be effective beginning with awards authorized by the Compensation and Development Committee on December 4, 2008 which are conditioned upon the Company’s performance in 2009.

Approval by shareholders of material amendments to the incentive plan is one of the requirements under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), if compensation payable pursuant to the incentive plan is to continue to qualify as “performance-based compensation” not subject to the limitation on deductibility for tax purposes of compensation in excess of $1 million paid to certain executive officers in any taxable year (these affected executive officers are referred to as “covered employees”). Since these rules also require that plans, like the incentive plan, be approved by the shareholders at least every five years, the Board, upon the recommendation of the Compensation and Development Committee, has unanimously resolved to have the entire plan, as amended and restated, submitted for shareholder approval. If the amended and restated incentive plan is not approved by the shareholders, the incentive plan will remain in effect as previously approved by shareholders and as revised to comply with Section 409A of the Code as described above.

The following summary of the incentive plan, as amended and restated, is qualified by reference to the full text thereof, a copy of which is attached as Appendix B to this proxy statement.

Administration

The incentive plan is administered by the Compensation and Development Committee of the Board, which consists entirely of “outside directors” as defined for purposes of Section 162(m). The committee has full authority to interpret the incentive plan and to establish rules for its administration. Although the committee has no discretion to increase any bonus award above the planned amount, the Compensation and Development Committee may, in its discretion, reduce the amount of a bonus award under the incentive plan under certain circumstances.

Eligibility for Awards

The officers who are entitled to receive awards under the incentive plan are the Chairman, President, Chief Executive Officer, Vice Presidents, Secretary, Controller and Group Presidents. The current eligible group consists of 11 persons.

Performance Goals

The awards payable under the incentive plan for each fiscal year are a function of the Company’s achievement of specified performance goals for that year. Not later than the 90th day of each fiscal year, the committee will establish, in writing, performance goals consisting of a percent of fiscal year salary that may be paid to a participant as an award under the incentive plan and the amount of such percent of fiscal year salary that is to be paid to the participant as an award under the incentive plan based on the relative or comparative achievement of the performance goals. Performance exceeding the performance goals will result in bonus awards at higher percentages of participants’ fiscal year salaries. Following the 90th day of a particular fiscal year, the performance goals established for the fiscal year may not be varied during that fiscal year for any reason, except in the case of certain extraordinary events, provided that such adjustment may not cause any award to fail to constitute “performance-based compensation” under Section 162(m).

The performance goals may consist of one or more of the following criteria, as determined by the Compensation and Development Committee: (i) earnings per share; (ii) return on equity; (iii) return on invested capital; (iv) return on assets; (v) revenue growth; (vi) earnings before interest, taxes, depreciation and amortization; (vii) earnings before interest, taxes and amortization; (viii) operating income; (ix) pre- or after-tax income; (x) cash flow; (xi) cash flow per share; (xii) net earnings; (xiii) economic value added (or an equivalent metric); (xiv) share price performance; (xv) total shareholder return; (xvi) improvement in or attainment of expense levels; (xvii) improvement in or attainment of working capital levels; (xviii) debt reduction; or (xix) strategic and leadership goals (provided, however, that strategic and leadership goals must be (a) able to be objectively determined for each participant such that an award based in whole or part on strategic and leadership goals would not fail to qualify as “qualified performance based compensation” under Treas. Reg. 1.162-27(e) promulgated under Section 162(m) of the Code, or (b) such goals are used solely by the committee for the purposes of exercising its negative discretion to lower the amount actually paid as an award).

Limitations on Awards

Under the incentive plan, the maximum award payable to any participant for any fiscal year may not exceed $2,000,000, regardless of the level of the applicable performance goal or goals that is achieved.

Amendment

The Board can amend, suspend or terminate the incentive plan, but it may not do so in a manner which would alter the performance goals or the method by which awards are established for any fiscal year after they have been established, and may not suspend or discontinue the incentive plan once the performance goals for any particular fiscal year have been established except as provided above under “Performance Goals.”

Plan Benefits

For 2009, the Compensation and Development Committee has set the following target awards (the maximum award is 200% of the target award) under the incentive plan in respect of the individuals who, as of the end of 2008, were covered employees:

Name	Position	Target
Kenneth P. Manning	Chairman and Chief Executive Officer	$776,475
Richard F. Hobbs	Senior Vice President and Chief Financial Officer	$297,700
Robert J. Edmonds	President and Chief Operating Officer	$234,000
John L. Hammond	Senior Vice President, General Counsel & Secretary	$211,250
Neil G. Cracknell	President, Flavors & Fragrances Group	$219,050
Executive Group		$2,583,720

The actual amounts payable to any of these individuals (or any other person who may be a covered employee in respect of 2009) under the incentive plan will depend on the level of achievement during 2009 of the target levels established by the committee as against the applicable performance goals.

The amounts that will actually be payable under the incentive plan for years subsequent to 2009 cannot be definitely determined because the eligible officers may change, their base salaries may increase or decrease, the percent of salary subject to award upon achievement of performance goals may change, the actual performance goals for those years have not yet been established, and the attainment of the performance goals and the level of any attainment between “minimum” and “maximum” is uncertain.

Vote Required

Assuming that a quorum is present, the incentive plan will be approved if more shares are voted in favor of approval than are voted against approval. Under Wisconsin law, any shares not voted at the Meeting with respect to the incentive plan (whether as a result of abstention, broker nonvote or otherwise) will have no impact on the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE INCENTIVE PLAN. SHARES OF COMMON STOCK REPRESENTED AT THE MEETING BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR APPROVAL OF THE INCENTIVE PLAN.

ITEM 3.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee, subject to shareholder ratification, has selected Ernst & Young LLP, certified public accountants, to audit the financial statements of the Company for the year ending December 31, 2009.

Although not required by law to submit the appointment to a vote by shareholders, the Audit Committee and the Board believe it appropriate, as a matter of policy, to request that the shareholders ratify the appointment of Ernst & Young LLP as independent auditors for 2009. Assuming that a quorum is present, the selection of Ernst & Young LLP will be deemed to have been ratified if more shares are voted in favor of ratification than are voted against ratification. Under Wisconsin law, any shares of Common Stock which are not voted on this matter at the Meeting (whether by abstention, broker nonvote or otherwise) will have no effect on this matter. If the shareholders should not so ratify, the Audit Committee will reconsider the appointment.

Representatives of Ernst & Young LLP are expected to be present at the Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate shareholder questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2009. SHARES OF COMMON STOCK REPRESENTED AT THE MEETING BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR THE RATIFICATION OF SUCH APPOINTMENT.

ITEM 4.

OTHER MATTERS

Company management knows of no business which will be presented for action at the Meeting other than those items identified in the Notice of Annual Meeting. Pursuant to the Company’s Bylaws, written notice of any shareholder proposals to be presented at the Meeting must have been received by the Secretary no later than March 4, 2009. As no notice of any shareholder proposals was received, no business may be brought before the Meeting by any shareholders. If other matters are brought before the Meeting by the Board of Directors, it is intended that proxies will be voted at the Meeting in accordance with the judgment of the person or persons exercising the authority conferred by such proxies.

FUTURE SHAREHOLDER PROPOSALS AND NOMINATIONS

The Company welcomes comments or suggestions from its shareholders. In the event a shareholder desires to have a proposal formally considered at the annual shareholders’ meeting on April 22, 2010 and included in the proxy statement for that meeting, the proposal must be in writing and received by the Secretary of the Company on or before November 13, 2009 and must otherwise comply with the applicable rules of the SEC. Under the Company’s Bylaws, appropriate shareholder proposals will be presented at the 2010 annual meeting without inclusion in the proxy materials if such proposals are received by the Company no later than March 3, 2010.

In addition, the Company’s Bylaws establish procedures for shareholder nominations for election of directors of the Company and bringing business before any annual meeting of shareholders of the Company. Among other things, to bring business before an annual meeting or to nominate a person for election as a director at an annual meeting, a shareholder must give written notice to the Secretary of the Company not less than 50 days (and, in the case of nominations, not more than 90 days) prior to the third Thursday after the first Friday in the month of April next following the last annual meeting held. The notice must contain certain information about the proposed business or the nominee and the shareholder making the proposal as specified in the Bylaws.

Any shareholder interested in making a nomination or proposal should request a copy of the applicable Bylaw provisions from the Secretary of the Company and send any such nomination or proposal to the Secretary of the Company at the Company’s executive offices at 777 East Wisconsin Avenue, 11th Floor, Milwaukee, Wisconsin, 53202.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, SHAREHOLDERS ARE REQUESTED TO DATE, SIGN AND RETURN THE PROXY CARD OR VOTE BY PHONE OR BY INTERNET ACCORDING TO THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE. IF YOUR SHARES ARE REGISTERED IN THE NAME OF A BROKER OR BANK, ONLY YOUR BROKER OR BANK CAN SUBMIT THE PROXY CARD ON YOUR BEHALF. PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND DIRECT HIM OR HER TO SUBMIT THE PROXY CARD ON YOUR BEHALF.

UPON THE WRITTEN REQUEST OF ANY SHAREHOLDER, ADDRESSED TO THE SECRETARY OF THE COMPANY, THE COMPANY WILL PROVIDE TO SUCH SHAREHOLDER WITHOUT CHARGE A COPY OF THE COMPANY’S 2008 ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

By Order of the Board of Directors

John L. Hammond
Secretary

Appendix A

Sensient Technologies Corporation

Director Selection Criteria

Career Background

In order to be considered as a potential or continuing member of the Board of Directors of Sensient Technologies Corporation (the “Company”), candidates should have relevant business and industry experience, including a background in at least one of the following areas:

—	Substantial recent business experience at the senior management level, preferably as chief executive officer.

—	Recent leadership position in the administration of a major college or university.

—	Recent specialized expertise at the doctoral level in a science or discipline important to the Company’s business.

—	Recent prior senior level governmental or military service.

In addition, international experience in geographic areas which are significant to the Company is highly desirable.

The Board will consider the desirability of the continued service of directors who change their primary employment. Such directors shall tender their resignation in such circumstance to assist the Board in evaluating such desirability on a timely basis.

Personal

Candidates should possess strong personal attributes, including ability, unquestionable integrity and honesty, leadership, independence, interpersonal skills and strong moral values.

Candidates (other than the CEO) should be independent of management and free of potential conflicts with the Company’s interests.

NOTE: CANDIDATES ARE GENERALLY EXPECTED TO MEET THE INDEPENDENCE REQUIREMENTS RELATING TO DIRECTORS UNDER APPLICABLE LAWS AND REGULATIONS.

Other

In considering any particular candidate, the Board will consider the following additional factors:

—	The candidate’s ability to work constructively with other members of the Board and with management.

—	Whether the candidate brings an appropriate mix of skills and experience that will enhance the diversity and overall composition of the Board.

—

Whether the candidate is able to devote the time necessary to properly discharge his or her responsibilities. The Board will consider the number of other boards on which the candidate serves, and the likelihood that such other service will interfere with the candidate’s ability to perform his or her responsibilities to the Company.

Candidates will be considered without discrimination because of their race, religion, color, sex, age, national origin, disability, veteran or military status, or any other characteristic protected by state, federal or local law.

A-1

Appendix B

AMENDED AND RESTATED

SENSIENT TECHNOLOGIES CORPORATION

INCENTIVE COMPENSATION PLAN

FOR ELECTED CORPORATE OFFICERS

Amended and restated by the Board of Directors on December 4, 2008, effective upon approval by the shareholders.

I. THE PLAN

The name of this Plan is the Amended and Restated Sensient Technologies Corporation Incentive Compensation Plan for Elected Corporate Officers. The purpose of this Plan is to promote the interests of the shareholders and to provide incentive to the Chairman, Chief Executive Officer, President, Chief Operating Officer, Corporate Vice Presidents, Secretary, Treasurer, Controller and Group Presidents (“elected corporate officers”) of the Company for contributions to the profitability of the Company. It is separate and distinct from the other Company incentive plans currently in effect. It is intended that Bonus Awards paid under this Plan constitute “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code.

II. DEFINITIONS

In this Plan, the following terms used will have the following definitions:

A. “Board of Directors” means the Board of Directors of Sensient Technologies Corporation.

B. “Bonus Award” means an award paid pursuant to Section VI of this Plan.

C. “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time.

D. “Committee” means the committee provided for in Section III.

E. “Company” means Sensient Technologies Corporation.

F. “Fiscal Year Salary” of any Participant means the base pay earned by such Participant during the relevant fiscal year of the Company, exclusive of any incentive compensation or supplemental payments by the Company.

G. “Independent Auditors” means, with respect to any fiscal year, the independent public accountants appointed by the Board of Directors to certify to the Board of Directors the financial statements of the Company.

H. “Participant” means any elected corporate officer of the Company.

I. “Performance Goals” means one or more of the following criteria, as determined by the Committee: (i) earnings per share; (ii) return on equity; (iii) return on invested capital; (iv) return on assets; (v) revenue growth; (vi) earnings before interest, taxes, depreciation and amortization; (vii) earnings before interest, taxes and amortization; (viii) operating income; (ix) pre- or after-tax income; (x) cash flow; (xi) cash flow per share; (xii) net earnings; (xiii) economic value added (or an equivalent metric); (xiv) share price performance; (xv) total shareholder return; (xvi) improvement in or attainment of expense levels; (xvii) improvement in or attainment of working capital levels; (xviii) debt reduction; or (xix) strategic and leadership goals (provided, however, that strategic and leadership goals must be (a) able to be objectively determined for each participant such that an award based in whole or part on strategic and leadership goals would not fail to qualify as “qualified performance based compensation” under Treas. Reg. 1.162-27(e) promulgated under Section 162(m) of the Code, or (b) such goals are used solely by the Committee for the purposes of exercising its negative discretion pursuant to Section VI.B. hereof).

J. “Plan” means this Amended and Restated Sensient Technologies Corporation Incentive Compensation Plan for Elected Corporate Officers.

K. “Regulations” means the final, temporary and/or proposed Treasury Regulations promulgated under Section 162(m) of the Code and any other rulings or interpretative pronouncements promulgated by the Internal Revenue Service with respect to Section 162(m) of the Code, as in effect from time to time.

III. COMMITTEE

A. The Board of Directors has appointed and shall continue to appoint and keep in existence a Compensation and Development Committee composed of at least three members of the Company’s Board of Directors, each of whom constitutes an “outside director” within the meaning of Section 162(m) of the Code and the Regulations. This Committee shall be known as the “Committee” and shall have full power and authority to interpret and administer the Plan in accordance with its terms (provided that, except as provided in Sections V.B. and VI.B. hereof, the Committee shall have no authority or discretion to establish the amount of any Bonus Award in any amount other than the “Planned Amount” (as hereinafter defined)). Determinations, interpretations or other actions made or taken by the Committee pursuant to the provisions hereof shall be final, binding and conclusive for all purposes and upon all persons. The Committee’s decisions need not be uniform and may be made selectively among Participants, whether or not they are similarly situated.

B. The Board of Directors may, from time to time, remove members from the Committee or add members thereto, and vacancies on the Committee, however caused, shall be filled by action of the Board of Directors; provided, that no person shall be appointed to the Committee who does not qualify as an “outside director” (as defined in the preceding paragraph A).

IV. ESTABLISHMENT OF PERFORMANCE GOALS

A. Not later than the 90th day of each fiscal year of the Company, the Committee shall establish and adopt Performance Goals for such fiscal year. Such Performance Goals shall include: (a) a percent of Fiscal Year Salary that may be paid to a Participant as a Bonus Award under this Plan and (b) the amount of such percent of Fiscal Year Salary that is to be paid to a Participant as a Bonus Award under this Plan based on the relative or comparative achievement of the Performance Goals.

B. Following the 90th day of each fiscal year of the Company, the Performance Goals that have been established for the applicable fiscal year in accordance with the foregoing paragraph shall not be subject to modification or adjustment for any reason, except certain extraordinary events, as described in Paragraph VI.A.

V. PLAN PARTICIPATION; PARTIAL YEAR PARTICIPATION

A. Subject to Section VI.E. below, the persons entitled to participate in this Plan for any fiscal year of the Company are those persons who, at any time during such fiscal year, held a position as an elected corporate officer of the Company.

B. If any person serves as an elected corporate officer, and therefore is eligible to be a Participant, for less than 100% of any fiscal year, then any Bonus Award otherwise payable to such person hereunder for such fiscal year shall nonetheless be payable in full (subject to Section VI.E. below), unless the Committee in its discretion determines that the amount of such Bonus Award should be reduced to reflect such officer’s service for less than the entire fiscal year, in which event the Bonus Award payable to such Participant shall be reduced to the extent so determined by the Committee. The amount of such reduction shall not be subject to the limitations on discretionary reductions imposed under Section VI.B. below.

VI. DETERMINATION AND PAYMENT OF BONUS AWARDS

A. Subject to the following sentence of this Paragraph A and to Paragraphs B, C and E of this Section VI, the amount of the Bonus Award payable to a Participant for any fiscal year under this Plan shall be an amount equal to the percentage of the specified percent of such Participant’s Fiscal Year Salary for such fiscal year that corresponds to the relative or comparative achievement of the Performance Goals for such fiscal year, as established by the Committee in accordance with Section IV.A. In comparing actual performance against the Performance Goals, the Committee may exclude from or include in such comparison any extraordinary gains, losses, charges, or credits which appear on the Company’s books and records as the Committee deems appropriate, provided that such exclusion does not cause any Bonus Award to fail to constitute “performance-based compensation” under Section 162(m) of the Code. An extraordinary item may include, but shall not be limited to, an item in the Company’s financial statements reflecting a change in an accounting rule, tax law, or major legislative not taken into consideration in the establishment of the Performance Goals. In addition, the impact of a material dislocation in the U.S. economy or a substantive change in the Company’s business plans also may be deemed to be such an extraordinary item. The dollar amount of any Bonus Award determined under this Paragraph A. is referred to herein as the “Planned Amount.”

B. The Committee may in its discretion reduce the Bonus Award for any Participant or Participants for any fiscal year to an amount less than the Planned Amount if the Committee, in its discretion, determines such reduction to be appropriate, taking into consideration such factors as the Committee deems appropriate. In no event, however, shall any Bonus Award be reduced under this Section VI.B. to less than eighty percent (80%) of the Planned Amount. Discretionary reductions in Bonus Awards under this Paragraph B. may be made in different amounts or percentages for different Participants, and may be based on considerations unique to a particular Participant and/or considerations affecting the Company or all Participants generally. Under no circumstances shall the Committee have any discretion to increase any Bonus Award to an amount greater than the Planned Amount.

C. Notwithstanding the Performance Goals and the Planned Amounts, in no event shall any Bonus Award payable to any one Participant under this Plan for any fiscal year exceed $2,000,000.

D. All Bonus Awards for any fiscal year shall be paid in a lump sum within thirty (30) days following the date the Company files its Form 10-K with the Securities and Exchange Commission for such year.

E. No Bonus Award for a fiscal year shall be paid to a Participant whose employment with the Company terminates (regardless of the reason for or circumstances of that termination) prior to the time that Bonus Awards for such year are paid.

VII. SHAREHOLDER APPROVAL OF THE PLAN

This Plan shall become effective only after it has been submitted to and approved by a separate vote of the shareholders of the Company, by the affirmative vote of a majority of the votes cast thereon. Until such approval has been obtained, no Participant shall be entitled to be paid any Bonus Award hereunder. The particular Performance Goals established for any fiscal year need not be approved by the shareholders. Once such shareholder approval is obtained, no further shareholder approval shall be required in any subsequent fiscal year until and unless required by the Code or the Regulations. If any material term of the Plan is changed, such that reapproval by the shareholders is required under the Code or the Regulations, then no Bonus Awards shall be payable to any Participant hereunder until such reapproval has been duly obtained.

VIII. SUCCESSORS AND ASSIGNS

A. If the Company sells, assigns or transfers all or substantially all of its business and assets to any person, excluding affiliates of the Company, or if the Company merges into or consolidates or otherwise combines with any person which is a continuing or successor entity, then the Company shall assign all of its right, title and interest in this Plan as of the date of such event to the person which is the acquiring or successor corporation, and such person(s) shall assume and perform from and after the date of such assignment all of the terms, conditions and provisions imposed by this Plan upon the Company.

B. In the case of such an assignment and assumption, all further rights, as well as all other obligations of the Company under this Agreement, thenceforth shall cease and terminate and thereafter the expression “the Company” wherever used herein shall be deemed to mean such successor person(s).

IX. COORDINATION WITH CHANGE OF CONTROL EMPLOYMENT AND SEVERANCE AGREEMENTS

If any Participant is a party to a Change of Control Employment and Severance Agreement with the Company (“Change of Control Agreement”), it is the intent of the Company that, if such Change of Control Agreement becomes effective as a result of a Change of Control (as defined therein) of the Company, while the Participant continues to be employed by the Company under Section 4 of the Change of Control Agreement such Participant shall not be entitled to receive, for the same fiscal year, a Bonus Award under this Plan as well as a bonus under Section 4(b)(ii) of his or her Change of Control Agreement. Accordingly, for example, any Bonus Award payable to any such Participant under this Plan with respect to the fiscal year in which a Change of Control occurs shall be reduced by the amount of any bonus to which such Participant is entitled, for or in respect of the same fiscal year, under Section 4(b)(ii) of his or her Change of Control Agreement.

X. PLAN AMENDMENTS, DISCONTINUANCE

The Board of Directors may amend, suspend or discontinue this Plan at any time, provided that the Performance Goals and the method by which the amount of Bonus Award is determined may not be altered for any fiscal year after the Performance Goals for such year have been established except in accordance with Section IV.B. of the Plan; and provided further, that the Plan may not be suspended or discontinued for any fiscal year after the Performance Goals have been established for such year.

SENSIENT TECHNOLOGIES CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

To be held Thursday, April 23, 2009

2:00 p.m., Central Time

Trump International Hotel

401 North Wabash Avenue

Chicago, Illinois

[LOGO] SENSIENT	Sensient Technologies Corporation
777 East Wisconsin Avenue
	Milwaukee, Wisconsin 53202	proxy

This proxy is solicited on behalf of the Board of Directors of Sensient Technologies Corporation.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” all nominees listed in Item 1 and “FOR” Items 2 and 3.

By signing this proxy, you revoke all prior proxies and constitute and appoint KENNETH P. MANNING and JOHN L. HAMMOND, and each of them, with full power of substitution, your true and lawful Proxies, to represent and vote, as designated below, all shares of Common Stock of Sensient Technologies Corporation which you are entitled to vote at the Annual Meeting of Shareholders of such corporation to be held at the Trump International Hotel, 401 North Wabash Avenue, Chicago, Illinois on Thursday, April 23, 2009, 2:00 p.m., Central Time, and at any adjournment thereof.

See reverse for voting instructions.

COMPANY #

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

[IMAGE] INTERNET - www.eproxy.com/sxt

Use the Internet to vote your proxy until 12:00 p.m. (CT) on April 22, 2009.

[IMAGE] PHONE - 1-800-560-1965

Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on April 22, 2009.

[IMAGE] MAIL -Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you give your voting instruction by Internet or by Telephone, you do NOT need to mail back your proxy card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE AND RETURN THIS PROXY CARD.

\/ Please detach here \/

The Board of Directors Recommends a Vote FOR all Nominees listed in Item 1 and FOR Items 2 and 3.

1. Election of directors:	01 Hank Brown	04 William V. Hickey	07 Elaine R. Wedral
	02 Fergus M. Clydesdale	05 Kenneth P. Manning	08 Essie Whitelaw
	03 James A. D. Croft	06 Peter M. Salmon

☐ Vote FOR	☐ Vote WITHHELD
all nominees	from all nominees
(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s)

of the nominee(s) in the box provided to the right.)

2. Proposal to amend and approve the Amended and Restated Sensient Technologies Corporation Incentive Compensation Plan for Elected Corporate Officers.

☐ For	☐ Against	☐ Abstain

3. Proposal to ratify the appointment of Ernst & Young LLP, certified public accountants, as the independent auditors of the Company for 2009.

☐ For	☐ Against	☐ Abstain

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN ITEM 1 AND “FOR” ITEMS 2 AND 3.

Address Change? Mark Box ☐ Indicate changes below:	The undersigned acknowledges receipt of the Notice of said Annual Meeting and the accompanying Proxy Statement and Annual Report.

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

SENSIENT TECHNOLOGIES CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

To be held Thursday, April 23, 2009

2:00 p.m., Central Time

Trump International Hotel

401 North Wabash Avenue

Chicago, Illinois

[LOGO] SENSIENT	Sensient Technologies Corporation
777 East Wisconsin Avenue
	Milwaukee, Wisconsin 53202	proxy

This proxy is solicited on behalf of the Board of Directors of Sensient Technologies Corporation.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” all nominees listed in Item 1 and “FOR” Items 2 and 3.

By signing this proxy, you revoke all prior proxies and constitute and appoint KENNETH P. MANNING and JOHN L. HAMMOND, and each of them, with full power of substitution, your true and lawful Proxies, to represent and vote, as designated below, all shares of Common Stock of Sensient Technologies Corporation which you are entitled to vote at the Annual Meeting of Shareholders of such corporation to be held at the Trump International Hotel, 401 North Wabash Avenue, Chicago, Illinois on Thursday, April 23, 2009, 2:00 p.m., Central Time, and at any adjournment thereof.

See reverse for voting instructions.

COMPANY #

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

[IMAGE] INTERNET - www.eproxy.com/sxt

Use the Internet to vote your proxy until 12:00 p.m. (CT) on April 22, 2009.

[IMAGE] PHONE - 1-800-560-1965

Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on April 22, 2009.

[IMAGE] MAIL - Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you give your voting instruction by Internet or by Telephone, you do NOT need to mail back your proxy card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE AND RETURN THIS PROXY CARD.

\/ Please detach here \/

Savings Plan — 401(K) or Employee Stock Ownership Plan— “ESOP”

The Board of Directors Recommends a Vote FOR all Nominees listed in Item 1 and FOR Items 2 and 3.

1. Election of directors:	01 Hank Brown	04 William V. Hickey	07 Elaine R. Wedral
	02 Fergus M. Clydesdale	05 Kenneth P. Manning	08 Essie Whitelaw
	03 James A. D. Croft	06 Peter M. Salmon

☐ Vote FOR	☐ Vote WITHHELD
all nominees	from all nominees
(except as marked)

(Instructions: To withhold authority to vote
for any indicated nominee, write the number(s) of
the nominee(s) in the box provided to the right.)

2. Proposal to amend and approve the Amended and Restated Sensient Technologies Corporation Incentive Compensation Plan for Elected Corporate Officers.

☐  For                    ☐  Against                    ☐  Abstain

3. Proposal to ratify the appointment of Ernst & Young LLP, certified public accountants, as the independent auditors of the Company for 2009.

☐  For                    ☐  Against                    ☐  Abstain

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN ITEM 1 AND “FOR” ITEMS 2 AND 3.

Address Change? Mark Box ☐ Indicate changes below:	The undersigned acknowledges receipt of the Notice of said Annual Meeting and the accompanying Proxy Statement and Annual Report.

Date

Signature (s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.